UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CYNOSURE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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Dear Fellow Stockholders:

I am pleased to invite you to join me, our board of directors and your fellow stockholders at the Annual Meeting of Stockholders of Cynosure, Inc., to be held on Wednesday, May 11, 2016 at 11:00 a.m., local time, at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will provide you with the information regarding the business to be conducted.

Stockholders holding slightly more than 50% of votes cast approved our executive compensation program at our 2015 annual meeting of stockholders. That say on pay vote result followed a significant stockholder outreach effort that we conducted in late 2014 and early 2015 after our 47.2% say on pay vote result in 2014. We understand that our stockholders were not satisfied with our 2014 and 2015 efforts, which resulted in a low 2015 say on pay vote result. Accordingly, and as we had committed to stockholders in early 2015, promptly following our 2015 annual meeting of stockholders, our board of directors, compensation committee and nominating and corporate governance committee continued to review our corporate governance and executive compensation programs. In the fall of 2015, we continued our stockholder outreach effort to our largest 35 institutional investors representing approximately 80% of our total outstanding shares. As a part of this effort, our lead director and compensation and nominating and corporate governance committee chairpersons, along with our general counsel, spoke with seven institutional investors, representing approximately 38% of our outstanding shares. The discussions we have had with our investors have been informative and valuable, and we expect to continue with similar stockholder outreach efforts in 2016.

Following these discussions, and based upon a thorough review of our corporate governance and executive compensation practices, we have redesigned our executive compensation program and have implemented a number of additional changes to our corporate governance practices to help address stockholder concerns and more closely align our corporate governance and executive compensation practices with best practices. These are more fully described in the attached proxy materials. As we have previously committed, our board continues to explore ways in which our corporate governance and executive compensation practices can be improved, and we look forward to continued productive engagement with our stockholders on these and other matters.

Our board and management are keenly focused on the successful execution of our strategy, the delivery of long-term profitable growth and enhanced total shareholder return. Thank you for the trust that you have placed in Cynosure and for your investment in our business. Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Michael R. Davin
Chief Executive Officer and
Chairman of the Board of Directors

Westford, Massachusetts

April 1, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2016

The Annual Meeting of Stockholders of Cynosure, Inc. will be held on Wednesday, May 11, 2016 at 11:00 a.m., local time, at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, to consider and act upon the following matters:

1.	To elect the two class II classified director nominees named in this proxy statement for the next three years;

2.	To approve and adopt our second restated certificate of incorporation to (a) declassify our board of directors; (b) provide for director removal with or without cause following declassification of our board of directors; (c) eliminate the supermajority voting requirement for amending or repealing Article NINTH of our certificate of incorporation; and (d) remove inoperative provisions related to our previous dual-class common stock capital structure and a former controlling stockholder;

3.	To hold an advisory vote on executive compensation;

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

5.	To transact other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Stockholders of record at the close of business on Thursday, March 17, 2016 are entitled to receive this notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournment of the meeting.

By Order of the Board of Directors,

Peter C. Anastos
Senior Vice President, General Counsel and Corporate Secretary

Westford, Massachusetts

April 1, 2016

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON PAGE 6 OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

IF YOUR SHARES ARE HELD IN “STREET NAME” THROUGH A BANK, BROKER OR OTHER NOMINEE AND YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT OR OTHER VALID DOCUMENTATION REFLECTING YOUR STOCK OWNERSHIP IN CYNOSURE, INC. AS OF THE RECORD DATE.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, within the meaning of the federal securities laws, about our business and prospects. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks, including, but not limited to, those described in Item 1A of Part I (Risk Factors) of our Annual Report on Form 10-K for the year ended December 31, 2015. The forward-looking statements speak only as of the date of this proxy statement and undue reliance should not be placed on these statements. We disclaim any obligation to update any forward-looking statements contained herein after the date of this proxy statement.

CYNOSURE, INC.

5 Carlisle Road

Westford, Massachusetts 01886

PROXY STATEMENT

For our 2016 Annual Meeting of Stockholders to be held on May 11, 2016

Cynosure, Inc. (often referred to as “we” or “us” in this document) is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2016 Annual Meeting of Stockholders, or the Annual Meeting, which will be held on Wednesday, May 11, 2016 at 11:00 a.m. at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109. You may obtain directions to the location of the Annual Meeting by contacting our investor relations department by telephone at (800) 886-2966 or by e-mail at investor@cynosure.com. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournment of the Annual Meeting.

On or about April 1, 2016, we are either mailing or providing notice and electronic delivery of these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the year ended December 31, 2015 and other information required by the rules of the Securities and Exchange Commission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 11, 2016

This proxy statement and our 2015 Annual Report are available for viewing, printing and downloading at http://www.astproxyportal.com/ast/14460/.

You may request a copy of the materials relating to our Annual Meeting, including this proxy statement and form of proxy for our Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2015, at www.cynosure.com/proxy, or by contacting our investor relations department by telephone at (800) 886-2966 or by e-mail at investor@cynosure.com.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission, other than exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Cynosure, Inc.

Attention: Investor Relations

5 Carlisle Road

Westford, Massachusetts 01886

Telephone: (800) 886-2966

PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider and you should read the entire proxy statement before voting. For more information on our 2015 financial and operating performance, please review our Annual Report on Form 10-K for the year ended December 31, 2015 that was filed with the U.S. Securities and Exchange Commission, or the SEC, on February 29, 2016.

Key Details Regarding 2016 Annual Meeting of Stockholders

Date:	May 11, 2016
Time:	11:00 a.m., local time
Place:	WilmerHale
60 State Street
Boston, Massachusetts 02109
Record Date:	March 17, 2016

Voting Matters and Board Recommendations

Proposal		Board Recommendation	Page Reference for More Information
Proposal 1:	Election of Two Class II Director Nominees	FOR	13
Subproposals 2(a), 2(b), 2(c) and 2(d):	Approval and Adoption of our Second Restated Certificate of Incorporation	FOR	51
Proposal 3:	Advisory Vote on Executive Compensation	FOR	54
Proposal 4:	Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2016	FOR	56

Class II Director Nominees

Name	Age	Director Since	Principal Occupation	Independent Director	Committee Memberships
Marina Hatsopoulos	50	2008	Private Investor	✓	Audit Committee Nominating and Corporate Governance Committee
William O. Flannery	70	2013	Attorney, William O. Flannery Attorney at Law	✓	Nominating and Corporate Governance Committee Compensation Committee

Corporate Governance and Executive Compensation Practices

We generally aim to implement corporate governance and executive compensation practices that are considered to be friendly to our stockholders. For example, we:

• In 2016, replaced our discretionary cash bonus program with a non-equity incentive plan with awards payable based on the achievement of pre-determined performance goals

•    In 2016, redesigned our long-term equity incentive compensation program for executive officers so that long-term equity incentive awards will be a combination of time-vested restricted stock unit awards and performance-based stock unit awards

• Have, in 2016, committed to formally benchmarking CEO total compensation at the 50th percentile

• Eliminated excise tax “gross-ups” in 2016	• Implemented a majority voting standard for the election of directors in 2016	• Adopted stock ownership guidelines for executive officers and directors in 2016

• In 2016, approved amendments to our certificate of incorporation, subject and effective upon stockholder approval, to, among other things, declassify our board	• Implemented an executive compensation clawback policy in 2015	• Prohibited future tax “gross-up” arrangements in 2015

• Enhanced our prohibition on hedging and pledging in our shares in 2015	• Elected our lead director in 2014	• Renewed our focus on stockholder outreach in 2014 and 2015

• Eliminated automatic 5% salary increases for executive officers in 2013	• Eliminated our stock option plan “evergreen” and discretionary share increase provisions in 2013	• Eliminated our dual-class common stock capital structure in 2012

• Prohibited stock option exchanges and repricings without stockholder approval	• Have a mandatory retirement age for directors	• Do not change performance targets mid-year, even in challenging years

• Do not provide extensive perquisites to our executives	• Have an equity award grant date and pricing practice	• Have a board composed of a significant majority of independent directors

• Do not have a stockholder rights plan	• Have a written code of business conduct and ethics and corporate governance guidelines	• Introduced performance-based equity awards in 2016

Overview of 2015 Company Performance

We experienced a record year in 2015—reporting revenues of $339.5 million, net income of $15.8 million, cash holdings of $182.8 million, and earnings per share of $0.70—all of which we believe were significant accomplishments, given a challenging global macro-economic environment and strong U.S. dollar. Significantly important for our continued growth, we aggressively drove our September 2015 ahead-of-schedule launch of our SculpSure® product, our first product to incorporate a pay-for-use model, and the first FDA-cleared laser treatment for non-invasive lipolysis of the flanks and abdomen for patients looking to reduce stubborn fat. This successful launch also positively contributed to our record 2015 results. The chart below summarizes certain key financial results for 2015 as compared to 2014.

Key 2014-2015 Financial Results

(in millions, except percentages and per share data)

	2015	2014		% Change
Revenue	$339.5	$292.4		16%
Net income	$15.8	$31.3	*	(50)%
Cash and investments	$182.8	$133.4		37%
Earnings per share	$0.70	$1.41	*	(50)%

*	Net income and earnings per share for 2014 include a non-cash income tax benefit of $19.6 million, or $0.89 per diluted share, which resulted from the 2014 release of an income tax valuation allowance relating to net deferred tax assets.

On December 31, 2015, the closing price of our class A common stock was $44.67, an increase of 62.9% over the closing price on December 31, 2014. The compound average annual growth in the price of our class A common stock was 39.6% from January 1, 2012 to December 31, 2015. On March 24, 2016, the closing price of our class A common stock was $40.90. Although we have delivered strong financial performance over the last several years, we believe 2015 was a particularly strong year during which we delivered significant value to our stockholders and strategically positioned ourselves for continued growth.

Say on Pay and Stockholder Engagement

Stockholders holding slightly more than 50% of votes cast approved our executive compensation program at our 2015 annual meeting of stockholders. That say on pay vote result followed a significant stockholder outreach effort that we conducted in late 2014 and early 2015 after our 47.2% say on pay vote result in 2014. We understand that our stockholders were not satisfied with our 2014 and 2015 efforts, which resulted in a low 2015 say on pay vote result. Accordingly, and as we had committed to stockholders in early 2015, promptly following our 2015 annual meeting of stockholders, our board of directors, compensation committee and nominating and corporate governance committee continued to review our corporate governance and executive compensation programs. In the fall of 2015, we continued our stockholder outreach effort to our largest 35 institutional investors representing approximately 80% of our total outstanding shares. As a part of this effort, our lead director and compensation and nominating and corporate governance committee chairpersons, along with our general counsel, spoke with seven institutional investors, representing approximately 38% of our outstanding shares. The discussions we have had with our investors have been informative and valuable, and we expect to continue with similar stockholder outreach efforts in 2016.

Following these discussions, and based upon a thorough review of our corporate governance and executive compensation practices, we have redesigned our executive compensation program and have implemented a number of additional changes to our corporate governance practices to help address stockholder concerns and more closely align our corporate governance and executive compensation practices with best practices. The principal changes to our corporate governance and executive compensation practices that we have adopted since our 2015 annual meeting of stockholders are outlined below:

•	We replaced our discretionary cash bonus program with a non-equity incentive plan with awards payable based on the achievement of pre-determined performance goals;

•

We redesigned our long-term equity incentive compensation program for executive officers so that long-term equity incentive awards will be a combination of time-vested restricted stock unit awards and performance-based stock unit awards;

•	We have committed to formally benchmarking CEO total compensation at the 50th percentile;

•	We eliminated tax “gross-ups”;

•	We adopted stock ownership guidelines for executive officers and directors;

•	We implemented a majority voting standard for the election of directors; and

•	We approved amendments to our certificate of incorporation, subject to and effective upon stockholder approval at the Annual Meeting, to, among other things, declassify our board.

Please see the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 24, and the “Executive Compensation” section of this proxy statement, beginning on page 41, for more detailed descriptions of our executive compensation program, philosophy and design.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	The election of two class II classified directors for the next three years;

2.	The approval and adoption of our second restated certificate of incorporation to (a) declassify our board of directors; (b) provide for director removal with or without cause following declassification of our board of directors; (c) eliminate the supermajority voting requirement for amending or repealing Article NINTH of our certificate of incorporation; and (d) remove inoperative provisions related to our previous dual-class common stock capital structure and a former controlling stockholder;

3.	An advisory proposal to approve executive compensation;

4.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

5.	The transaction of other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Who can vote?

All stockholders of record at the close of business on Thursday, March 17, 2016, which we refer to as the record date, are entitled to vote at the Annual Meeting. As of the close of business on the record date, 22,782,214 shares of our class A common stock were issued and outstanding, and no shares of our class B common were issued or outstanding.

How many votes do I have?

Each share of our class A common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How do I vote?

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you received a notice of Internet availability of proxy materials, the notice contains instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the proxy statement, the annual report and a proxy card or voting instruction card, as well as instructions on how to vote either at the Annual Meeting, over the Internet, by telephone or by mail.

If you are a stockholder as of the record date and attend the Annual Meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Can I change my vote after I have submitted my proxy?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Attendance at the Annual Meeting will not, by itself, be deemed to revoke a proxy unless you give affirmative notice at the Annual Meeting that you intend to revoke the proxy and vote in person.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank, broker or other nominee provides you. Many banks, brokers and other nominees also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, broker or other nominee on your vote instruction form. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee subject to these rules, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Proposal 1, Subproposals 2(a), 2(b), 2(c) and 2(d), and Proposal 3 are non-discretionary items. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors in Proposal 1, on the proposal to amend and restate our certificate of incorporation in Subproposals 2(a), 2(b), 2(c) and 2(d) or on the advisory proposal to approve executive compensation in Proposal 3, no votes will be cast on your behalf. Proposal 4 is a discretionary item under these rules, and accordingly, your bank, broker or other nominee will be able to vote your shares if you do not give instructions on how to do so.

If your shares are held in street name, you must bring a brokerage statement or other valid documentation from your bank, broker or other nominee showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the Annual Meeting. To be able to vote your shares held in street name at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. To establish a quorum to transact business at the Annual Meeting, there must be present at the meeting, in person or by proxy, a majority of the voting power of our class A common stock issued and outstanding and entitled to vote at the meeting. Shares of our class A common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each proposal?

Proposal	Vote Required	Abstentions	Broker Non-Votes	Unmarked Proxy Cards
Election of Class II Classified Directors (Proposal 1)	Majority of votes cast	No effect	No effect	Voted “FOR”
Approval and Adoption of Our Second Restated Certificate of Incorporation (Subproposals 2(a), 2(b), 2(c) and 2(d))	75% of outstanding shares	Treated as votes “AGAINST”	Treated as votes “AGAINST”	Voted “FOR”
Advisory Vote to Approve Executive Compensation (Proposal 3)	Majority of votes cast	No effect	No effect	Voted “FOR”
Ratification of the Selection of Our Independent Registered Public Accounting Firm (Proposal 4)	Majority of votes cast	No effect	No effect	Voted “FOR”

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, LLC, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the Annual Meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR the election of the class II classified director nominees listed below;

•	FOR the approval and adoption of our second restated certificate of incorporation;

•	FOR the advisory vote to approve executive compensation; and

•	FOR the ratification of the selection of our independent registered public accounting firm.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the Annual Meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the Annual Meeting was February 14, 2016 and has passed. If any other matter properly comes before the Annual Meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.

Can I recommend a candidate for Cynosure’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by submitting the stockholder’s name, address and number of shares of our stock held, as well as any other information required by our bylaws, and the candidate’s name, age, address and resume to our corporate secretary at the address below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2017 annual meeting of stockholders, then the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2017 annual meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “Director Nomination Process” and in the corporate governance guidelines posted in the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com.

How and when may I submit a stockholder proposal for the 2017 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2017 annual meeting of stockholders, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 2, 2016.

If you wish to present a proposal or a proposed director candidate at the 2017 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice no later than February 10, 2017, but no sooner than January 11, 2017. However, if the date of the 2017 annual meeting of stockholders is held before April 21, 2017 or after July 10, 2017, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2017 annual meeting of stockholders and no later than the close of business on the later of (1) the 90th day prior to the 2017 annual meeting of stockholders and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

Attention: General Counsel and Corporate Secretary

How can I communicate with Cynosure’s board of directors?

Our board will give appropriate attention to written communications that are submitted by stockholders and interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, our lead director, or otherwise the chairman of our nominating and corporate governance committee, with the assistance of our general counsel and corporate secretary, is primarily responsible for monitoring communications from stockholders and other parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Our stockholders may send communications to our board of directors by forwarding them addressed to our general counsel and corporate secretary, our board of directors or, in the case of matters concerning accounting, internal accounting controls and auditing, our audit committee, at the above address.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request banks, brokers and other nominees to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the banks, brokers and other nominees for their reasonable expenses in connection with this distribution. We have retained Georgeson Inc., a proxy solicitation firm, or Georgeson, to assist us with the distribution of proxy materials and vote solicitation. We will pay Georgeson approximately $10,000 for its services, plus out-of-pocket expenses.

How can I obtain a copy of Cynosure’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “SEC Filings” section of the “Investors” page of our website at www.cynosure.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K (without exhibits), without charge, please contact:

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

Attention: Investor Relations

(800) 886-2966

investor@cynosure.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our investor relations department at the address, telephone number or e-mail address listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2016 about the beneficial ownership of shares of our class A common stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our class A common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

For purposes of the table below, and in accordance with the rules of the SEC, we deem shares of class A common stock subject to options that are currently exercisable or exercisable, and restricted stock units, or RSUs, that vest, within 60 days of March 1, 2016 to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. As of March 1, 2016, there were 22,755,912 shares of our class A common stock outstanding and no shares of our class B common stock outstanding. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886.

	Class A Common Stock Beneficially Owned
Name	Shares(1)	Percentage
5% Stockholder
BlackRock, Inc.(2)	2,235,780	9.8
Directors, Nominees for Director and Executive Officers
Michael R. Davin(3)	222,296	*
Timothy W. Baker(4)	121,151	*
Douglas J. Delaney(5)	115,836	*
Brian M. Barefoot(6)	46,783	*
Ettore V. Biagioni(7)	34,801	*
William O. Flannery(8)	31,634	*
Marina Hatsopoulos(9)	69,783	*
Thomas H. Robinson(10)	40,281	*
All executive officers and directors as a group (8 persons)(11)	682,565	2.9

*	Less than 1%
(1)	Includes shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 2016.
(2)	According to a Schedule 13G/A filed with the SEC on January 26, 2016, BlackRock, Inc. or certain of its affiliates beneficially owns 2,235,780 shares of our class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. reports that it holds sole voting power with respect to 2,183,844 shares and sole dispositive power with respect to 2,235,780 shares.
(3)	Includes 203,179 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016 and 5,000 shares of Cynosure class A common stock held in a family trust.
(4)	Includes 109,732 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016 and 5,000 shares of Cynosure class A common stock held in a family trust.
(5)	Includes 109,632 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016.
(6)	Includes 35,581 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016.

(7)	Includes 28,081 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016.
(8)	Includes 19,914 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016.
(9)	Includes 55,581 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016.
(10)	Includes 30,081 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016.
(11)	Includes 591,781 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, during 2015, the reporting persons complied with all Section 16(a) filing requirements.

PROPOSAL 1—ELECTION OF TWO CLASS II CLASSIFIED DIRECTORS

Our board of directors currently consists of six members who are elected by the holders of our class A common stock. Our directors are divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class II classified directors whose terms expire at the Annual Meeting, two class III classified directors whose terms expire at the 2017 annual meeting of stockholders and two class I classified directors whose terms expire at the 2018 annual meeting of stockholders.

At the Annual Meeting, our stockholders will have an opportunity to vote for two class II classified director nominees: Marina Hatsopoulos and William O. Flannery. Each of Ms. Hatsopoulos and Mr. Flannery is currently serving as a class II classified director.

You can find more information about each of Ms. Hatsopoulos and Mr. Flannery in the section of this proxy statement entitled “Our Board of Directors—Classified Directors—Nominees Whose Terms Expire in 2016 (Class II Classified Directors).”

If elected, each of Ms. Hatsopoulos and Mr. Flannery will hold office until the 2019 annual meeting of stockholders and until her or his successor is elected and qualified. Each of Ms. Hatsopoulos and Mr. Flannery has indicated her or his willingness to serve if elected. However, if either of them should be unable to serve, proxies may be voted for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our Board of Directors

Set forth below is information about each member of our board of directors, including the nominees for election as our class II classified directors. This information includes each director’s age as of March 17, 2016 and length of service as a director of our company, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of our directors, nominees for director and executive officers.

Classified Directors

Nominees Whose Terms Expire in 2016 (Class II Classified Directors)

Marina Hatsopoulos. Age 50. Ms. Hatsopoulos has been a director since 2008. Ms. Hatsopoulos has been a private investor since 2007. Since 2012, Ms. Hatsopoulos has been the chair of the board of Levitronix Technologies LLC, a supplier of magnetically-levitated pumps, where she is an investor. From 2012 to 2015, Ms. Hatsopoulos was a director of Dear Kate, Inc., a supplier of women’s performance apparel. From 2005 to 2007, she was a director of Contex Holdings, a leading manufacturer of large-format scanners. From 1994 to 2005, she served as chief executive officer and director of Z Corporation, a leader in the 3D printing market, which was sold to Contex Scanning Technology in 2005. From 2005 through 2010, Ms. Hatsopoulos served as a director of the GSI Group, a supplier of precision technology to the global medical, electronics and industrial markets and semiconductor systems. From 2007 through its sale to Sara Lee in 2011, Ms. Hatsopoulos was a director of and investor in Tea Forte, a supplier of luxury tea products. Ms. Hatsopoulos is an advisor at MIT’s Deshpande Center for Technological Innovation, MIT Enterprise Forum Greece and The EGG startup accelerator program in Greece. Ms. Hatsopoulos’ qualifications to serve on our board of directors include her experience serving as a director and advisor for both public and private companies and her leadership skills and experience gained while serving as an executive.

William O. Flannery. Age 70. Mr. Flannery has been a director since 2013 and lead director since December 2014. Prior to joining our board of directors, Mr. Flannery had served as our corporate secretary since 2004. Since 1993, Mr. Flannery has maintained his own legal practice focusing on the representation of technology-based companies. From 1993 to 2013, he also served as of counsel to Goulston & Storrs P.C., a Boston-based law firm, of which he was a partner from 1992 to 1993. From 1985 to 1992, Mr. Flannery served as the general counsel of Thermo Electron Corporation, and as its vice president—administration from 1990 to 1992. He was appointed by then Governor William Weld to serve on the board of directors of the Massachusetts Municipal Wholesale Electric Company, a state charted association of municipal utilities, including as chairman from 1997 to 1998. Mr. Flannery’s qualifications to serve on our board of directors include his decades of experience as a corporate and securities lawyer representing technology-based companies, his several years serving as a senior executive at a Fortune 500 company, and his years of experience both advising and serving on the boards of publicly-held and private companies.

Directors Whose Terms Expire in 2017 (Class III Classified Directors)

Michael R. Davin. Age 58. Mr. Davin has been our chief executive officer and a director since September 2003, and became the chairman of our board of directors in October 2004. From 2003 to 2014, he also served as our president. Mr. Davin has over 25 years of experience in the light-based technology field. From 1998 to 2003, Mr. Davin served as co-founder and vice president of worldwide sales and strategic development of Cutera, Inc., a provider of laser and other light-based aesthetic treatment systems. Prior to co-founding Cutera, Mr. Davin spent 11 years at Coherent Medical, a manufacturer of laser, optics and related equipment, in senior management positions in sales, marketing and clinical development. Mr. Davin’s qualifications to serve on our board of directors include his more than two decades of experience in the light-based technology industry, including more than 10 years as our chief executive officer.

Ettore V. Biagioni. Age 57. Mr. Biagioni has been a director since 2005. Since 2004, Mr. Biagioni has been a managing partner of Alothon Group LLC, a private equity firm which he co-founded. From 1998 to 2004, Mr. Biagioni served as head of the Latin America Private Equity Group of Deutsche Bank/Bankers Trust Company. Mr. Biagioni serves on the boards of directors of several private companies and as trustee of Babson College. Mr. Biagioni’s qualifications to serve on our board of directors include his experience serving as a director for other companies, which enhances his contributions to our board. In addition, his leadership skills and financial experience enable him to be an effective board member.

Directors Whose Terms Expire in 2018 (Class I Classified Directors)

Thomas H. Robinson. Age 57. Mr. Robinson has been a director since 2005. Since 2011, Mr. Robinson has served as a partner with RobinsonButler, an executive search firm. During 2010, Mr. Robinson served as managing director at Russell Reynolds Associates. From 1998 to 2010, Mr. Robinson served as managing partner of the North American medical technology practice, which includes the medical device, hospital supply/distribution and medical software areas, of Spencer Stuart, Inc., a global executive search firm. From 2002 to 2010, Mr. Robinson was a member of Spencer Stuart’s board services practice, which assists corporations to identify and recruit outside directors. From 1998 to 2000, Mr. Robinson headed Spencer Stuart’s North American biotechnology specialty practice. From 1993 to 1997, Mr. Robinson served as president of the emerging markets business at Boston Scientific Corporation, a global medical devices manufacturer. From 1991 to 1993, Mr. Robinson also served as president and chief operating officer of Brunswick Biomedical, a cardiology medical device company. Mr. Robinson is a director of Harvard Apparatus Regenerative Technology, Inc., a publicly-traded regenerative medicine company, where he is chair of the compensation committee. Mr. Robinson’s qualifications to serve on our board of directors include his experience in and knowledge of the medical technology industry, combined with his operational and corporate governance experience.

Brian M. Barefoot. Age 72. Mr. Barefoot has been a director since 2011. From 2001 to 2008, when he retired, Mr. Barefoot served as Babson College president. From 1996 to 2001, Mr. Barefoot served as chairman of the board of trustees of Babson College. Mr. Barefoot serves as a director of Array Health Solutions, a health care technology and services company, and he is a senior advisor to Carl Marks Advisory Group LLC, a New York-based middle market merchant bank. Mr. Barefoot also serves as a director of BigBelly Solar, a Newton, Massachusetts solar energy company, and he serves as vice chairman and chair of the audit committee of the Indian River Medical Center Foundation. Since February 2016, Mr. Barefoot has served as a director of The Greeley Company, a healthcare and hospital consulting company. Mr. Barefoot also serves as trustee of the Burr and Burton Academy in Vermont and as trustee of Little Harbor Multi-Strategy Composite fund. From 2005 to March 2016, Mr. Barefoot served on the board of directors of Blue Cross Blue Shield of Massachusetts, where he most recently was chair of the finance and business performance committee and a member of the audit committee. Mr. Barefoot continues to serve on that company’s investment committee. Mr. Barefoot also served as trustee of Saint Edwards School in Florida from 2009 to 2015. Mr. Barefoot’s qualifications to serve on our board of directors include his corporate governance experience combined with his leadership skills and experience derived from more than three decades in financial services.

Our board of directors recommends that stockholders vote “FOR” each of the class II classified director nominees named in this proxy statement (Proposal 1).

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. In the fall of 2015, we continued our stockholder outreach effort to our largest 35 institutional investors representing approximately 80% of our total outstanding shares. Our lead director and compensation and nominating and corporate governance committee chairpersons, along with our general counsel, spoke with seven institutional investors, representing approximately 38% of our outstanding shares.

This section describes our key corporate governance guidelines and practices. Complete copies of our corporate governance guidelines, committee charters and code of business conduct and ethics described below are available in the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com. Alternatively, you can request a copy of any of these documents by writing to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•

all incumbent nominees for election to the board must submit an irrevocable resignation, contingent on both (i) that person not receiving a “for” vote that exceeds the “against” vote cast in an election that is not a contested election and (ii) acceptance of that resignation by the board in accordance with the policies and procedures of the board adopted for such purpose;

•	new directors participate in an orientation program and all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	periodically the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

Our corporate governance guidelines provide that our nominating and corporate governance committee shall periodically assess our board leadership structure, including whether the offices of chairman of the board of directors and chief executive officer should be separate, whether we should have an independent “lead director” in the event that the chairman of the board is not an independent director, and why the board’s leadership structure is appropriate given our company’s specific characteristics or circumstances. The board believes that our chief executive officer is best situated to serve as chairman, as he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the chief executive officer brings company-specific experience and expertise. The board believes that the combined role of chairman and chief executive officer promotes strategy development and execution and facilitates information flow between management and the board, both of which are essential to effective governance.

Because, however, Mr. Davin, our chairman, is not an independent director under applicable NASDAQ rules, our nominating and corporate governance committee in December 2014 designated, and a majority of our independent directors approved the appointment of, William O. Flannery as our independent lead director. As lead director, Mr. Flannery:

•	chairs meetings of the independent directors in executive session;

•	meets with any director who is not adequately performing his or her duties as a member of the board or any committee;

•

facilitates communications between other members of the board and our chairman and chief executive officer; however, each director is free to communicate directly with our chairman and chief executive officer;

•	works with our chairman in the preparation of the agenda for each board meeting and in determining the need for special meetings of the board;

•

as he considers appropriate, and with the assistance of our general counsel and corporate secretary, monitors communications with stockholders and other parties and provides copies or summaries to the other directors; and

•	otherwise consults with our chairman and chief executive officer on matters relating to corporate governance and board performance.

Executive Sessions

At each regular meeting, our board of directors holds an executive session of our independent directors. Since December 2014, our lead director, Mr. Flannery, has presided at these executive sessions. In addition, the committees of our board of directors also regularly hold executive sessions with their advisors without management present.

Majority Vote Standard

In response to stockholder feedback, in February 2016, we amended our bylaws to implement a majority vote standard for the election of directors in uncontested director elections (with a plurality vote standard applying to contested director elections), coupled with a director resignation policy for those directors who do not receive a majority vote. Prior to this amendment, election of our directors was subject in all cases to a plurality vote standard and we did not have a related resignation policy.

In an election of directors which is not a contested election (as defined below), when a quorum is present, each nominee to be elected by stockholders shall be elected if the votes cast “for” such nominee exceed the votes cast “against” such nominee. In cases where as of the 10th day preceding the date on which we first mail our notice of meeting, for the meeting at which directors are being elected, the number of nominees for director exceeds the number of directors to be elected (referred to as a “contested election”), when a quorum is present, each nominee to be elected by stockholders shall be elected by a plurality of the votes cast.

In order for an incumbent director to become a nominee for re-election to the board, such person must submit an irrevocable resignation, contingent on both (i) that person not receiving a “for” vote that exceeds the “against” vote cast in an election that is not a contested election and (ii) acceptance of that resignation by the board in accordance with the policies and procedures of the board adopted for such purpose. In the event an incumbent director fails to receive a “for” vote that exceeds the “against” vote in an election that is not a contested election, our nominating and corporate governance committee shall make a recommendation to the board as to whether to accept or reject the resignation of such incumbent director.

The board shall act on the resignation, taking into account the recommendation of nominating and corporate governance committee, and publicly disclose (by filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale for that decision, within 90 days following the final certification of the vote at which the election was held. The nominating and corporate governance committee in making its recommendation, and the board in making its decision, may each consider all factors and information that they consider relevant and appropriate. Both the nominating and corporate governance committee, in making its recommendation, and the board in making its decision, with respect to any given nominee who has not received the requisite vote in an election that is not a contested election, will act without the participation of the nominee in question.

Stock Ownership Guidelines

In February 2016, our board adopted stock ownership guidelines pursuant to which our chief executive officer will be required to acquire shares equal in value to five times annual base salary, other executive officers will be required to acquire shares equal in value to two times annual base salary, and non-employee directors will be required to acquire shares equal in value to three times the annual cash retainer, in each case within five years from adoption. If an executive officer or director fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of our stock until such time as he or she has exceeded the required ownership level.

No Hedging Policy

We prohibit all short sales and purchases or sales of puts, calls or other derivative securities based on our company’s securities by our directors and employees, including our executive officers. Since February 2015, we now also prohibit directors and employees from purchasing of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our company’s securities.

No Pledging Policy

We prohibit our directors and employees, including our executive officers, from holding any of our securities in a margin account and from any pledging of our securities as collateral for a loan.

Equity Award Grant Dates

Historically, we have granted options and restricted stock units to our executive officers in the first quarter of our fiscal year following the release of our fourth quarter earnings and to our directors on the date of our annual meeting of stockholders. We do not otherwise time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. The grant date of any award to a newly-hired executive officers or employee is the date on which the individual commences employment with us (or the next succeeding business day that NASDAQ is open for trading).

Elimination of Dual-Class Common Stock Capital Structure

From our initial public offering in 2006 until 2012, we had a dual-class common stock capital structure that allowed a single stockholder, which owned less than 25% of our outstanding common stock, to control the election of a majority of the members of our board of directors. In 2012, this dual-class common stock capital structure ceased to be effective, and since that time, all holders of our class A common stock are entitled to elect all of our directors.

Board Determination of Independence

Under applicable NASDAQ rules, a director of our company will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Barefoot, Biagioni, Flannery nor Robinson, nor Ms. Hatsopoulos, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under NASDAQ Listing Rule 5605(a)(2).

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition to these criteria, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for board membership. The board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth above under “How and when may I submit a stockholder proposal for the 2017 annual meeting?” If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy card for the next annual meeting.

Board Meetings and Attendance

The board met seven times during 2015, either in person or by teleconference, and took one action by unanimous written consent. During 2015, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are encouraged to attend our annual meeting of stockholders. Five of our six directors attended the 2015 annual meeting of stockholders. We expect that all of our directors will attend the Annual Meeting.

Risk Management

The board has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our board receives regular reports from members of senior management on areas of material risk to Cynosure, including operational, financial, cash and other asset management, legal, regulatory and strategic risks. Our board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables our board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices; and our nominating and corporate governance committee oversees risk management activities relating to board composition and independence and potential conflicts of interest.

Board Committees

Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com. From time to time, our board may also create various ad hoc committees for special purposes.

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the applicable NASDAQ rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and, in the case of all members of the compensation committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our board of directors’ oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	preparing the audit committee report required by the SEC rules; and

•	review and oversight of related party transactions and swap transactions.

The full responsibilities of our audit committee are set forth in its charter, a copy of which is posted on the “Corporate Governance” section of the “Investors” page of our website at www.cynosure.com.

The members of our audit committee in 2015 were Messrs. Barefoot (Chairman) and Biagioni and Ms. Hatsopoulos. Our board of directors has determined that Mr. Barefoot and Ms. Hatsopoulos are “audit committee financial experts” as defined by applicable SEC rules. The audit committee met eight times during 2015.

Compensation Committee

Our compensation committee’s responsibilities include:

•	reviewing and approving, or recommending approval by our board, the compensation of our chief executive officer and our other executive officers;

•	evaluating the performance of our executive officers;

•	overseeing and administering, and making recommendations to the board of directors with respect to, our equity incentive plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 24 of this proxy statement; and

•	preparing the compensation committee report required by the SEC rules.

The full responsibilities of our compensation committee are set forth in its charter, a copy of which is posted on the “Corporate Governance” section of the “Investors” page of our website at www.cynosure.com. The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described under the headings “Determining Executive Compensation” and “Director Compensation.” Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

The members of our compensation committee in 2015 were Messrs. Robinson (Chairman), Flannery and Barefoot. The compensation committee met six times during 2015 and took one action by unanimous written consent.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	recommending to the board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board’s committees;

•	overseeing an annual review by the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles and guidelines; and

•	overseeing periodic evaluations of the board of directors.

The full responsibilities of our nominating and corporate governance committee are set forth in its charter, a copy of which is posted on the “Corporate Governance” section of the “Investors” page of our website at www.cynosure.com. In addition, our corporate governance guidelines adopted by our board are also posted on the “Corporate Governance” section of the “Investors” page of our website at www.cynosure.com. The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of our nominating and corporate governance committee in 2015 were Messrs. Biagioni (Chairman) and Flannery, and Ms. Hatsopoulos. The nominating and corporate governance committee met three times during 2015.

Communicating with the Directors

Our board will give appropriate attention to written communications that are submitted by stockholders and interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, our lead director, or otherwise the chairman of our nominating and corporate governance committee, with the assistance of our general counsel and corporate secretary, is primarily responsible for monitoring communications from stockholders and other parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: General Counsel and Corporate Secretary.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing requirements concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee of the Board of Directors

The audit committee assisted the board of directors’ oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our independent registered public accounting firm. The audit committee also met privately with our independent registered public accounting firm to discuss our financial statements and disclosures, our accounting policies and their application, our internal control over financial reporting, and other matters of importance to the audit committee and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during 2015, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reported on these meetings to our board of directors. The audit committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm, and reviewed and approved the independent registered public accounting firm’s fees. The audit committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The audit committee operates under a written charter adopted by our board of directors.

The audit committee reviewed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent registered public accounting firm (i) the matters to be discussed as required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB, and (ii) the independent registered public accounting firm’s independence from Cynosure and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the audit committee on independence. The audit committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to its independence.

Based on its review and discussions referred to above, the audit committee recommended to our board of directors (and the board of directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015. The audit committee also selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

By the Audit Committee of the Board of Directors of Cynosure, Inc.

Brian M. Barefoot, Chairman

Marina Hatsopoulos

Ettore V. Biagioni

DIRECTOR COMPENSATION

In 2015, we paid each of our directors who is not an employee of, or a spouse of an employee of, our company, whom we refer to as our non-employee directors, an annual retainer. Our standing committee chairmen, each of whom is a non-employee director, receive an additional annual retainer. These retainers are set forth below. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Non-Employee Director Fee Type	2015 Amount
Annual Retainer	$60,000
Lead Director Retainer	$20,000
Audit Committee Chair Retainer	$17,000
Compensation Committee Chair Retainer	$15,000
Nominating and Corporate Governance Committee Chair Retainer	$13,000

In February 2015, based on the recommendations of Arthur J. Gallagher & Co.’s Human Resources & Compensation Consulting Practice, or Gallagher, an independent outside compensation consultant, our compensation committee recommended and our board granted each non-employee director options to purchase 5,244 shares of our class A common stock, which vest in four equal quarterly installments over one year subject to the non-employee director’s continued service as a director, and 3,337 restricted stock units, or RSUs, which vest in four equal quarterly installments over one year subject to the non-employee director’s continued service as a director. These grants were effective as of May 14, 2015, which was the date of our 2015 annual meeting of stockholders. For each of Messrs. Robinson and Barefoot, these grants were subject to his re-election at our 2015 annual meeting of stockholders. Each non-employee director stock option and RSU has such terms as our board of directors specifies in the applicable stock option or RSU grant agreement. Compensation for our directors, including cash and equity compensation, is determined and subject to adjustment by our board of directors.

Historically, we have granted options and RSUs to our non-employee directors on the date of our annual meeting of stockholders.

2015 Director Compensation

The following table contains information regarding compensation for our non-employee directors during 2015.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Brian M. Barefoot	$77,000	$118,030	$69,828	$264,858
Ettore V. Biagioni	$73,000	$118,030	$69,828	$260,858
William O. Flannery	$80,000	$118,030	$69,828	$267,858
Marina Hatsopoulos	$60,000	$118,030	$69,828	$247,858
Thomas H. Robinson	$75,000	$118,030	$69,828	$262,858

(1)	Stock awards consist of RSUs. These amounts represent the aggregate grant date fair value of awards for grants of RSUs or stock options to each listed director in 2015, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, or ASC 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2015. We recognize the fair value as of the grant date for stock options and RSUs over the number of days of service required for the award to become vested.

The aggregate number of shares subject to option awards and RSUs held by each of our non-employee directors (representing unexercised option awards, both exercisable and unexercisable, and unvested RSUs) at December 31, 2015 is as follows:

Name	Number of Shares Subject to Options Awards Held as of December 31, 2015	Number of RSUs that have not Vested as of December 31, 2015
Brian M. Barefoot	36,892	1,669
Ettore V. Biagioni	29,392	1,669
William O. Flannery	23,892	1,669
Marina Hatsopoulos	56,892	1,669
Thomas H. Robinson	31,392	1,669

The grant date fair value per share of each RSU award granted to our non-employee directors in 2015 was $35.37 and was based on the fair market value of our class A common stock on the date of grant. The following table includes the assumptions used to calculate the grant date fair value amounts included in the “Option Awards” column for 2015 Director Compensation.

				Assumptions
Name	Grant Date	Option Awards: Number of Securities Underlying Options	Exercise Price ($/Sh)	Volatility(%)	Expected Life (years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)
Brian M. Barefoot	5/14/15	5,244	35.37	42	4.80	1.51	—	13.3158
Ettore V. Biagioni	5/14/15	5,244	35.37	42	4.80	1.51	—	13.3158
William O. Flannery	5/14/15	5,244	35.37	42	4.80	1.51	—	13.3158
Marina Hatsopoulos	5/14/15	5,244	35.37	42	4.80	1.51	—	13.3158
Thomas H. Robinson	5/14/15	5,244	35.37	42	4.80	1.51	—	13.3158

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our audited consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our executive officers.

Cynosure Performance

We experienced a record year in 2015—reporting revenues of $339.5 million, net income of $15.8 million, cash holdings of $182.8 million, and earnings per share of $0.70—all of which we believe were significant accomplishments, given a challenging global macro-economic environment and strong U.S. dollar. Significantly important for our continued growth, we aggressively drove our September 2015 ahead-of-schedule launch of our SculpSure® product, our first product to incorporate a pay-for-use model, and the first FDA-cleared laser treatment for non-invasive lipolysis of the flanks and abdomen for patients looking to reduce stubborn fat. This successful launch also positively contributed to our record 2015 results. The chart below summarizes certain key financial results for 2015 as compared to 2014.

Key 2014-2015 Financial Results

(in millions, except percentages and per share data)

	2015	2014		% Change
Revenue	$339.5	$292.4		16%
Net income	$15.8	$31.3	*	(50)%
Cash and investments	$182.8	$133.4		37%
Earnings per share	$0.70	$1.41	*	(50)%

*	Net income and earnings per share for 2014 include a non-cash income tax benefit of $19.6 million, or $0.89 per diluted share, which resulted from the 2014 release of an income tax valuation allowance relating to net deferred tax assets.

On December 31, 2015, the closing price of our class A common stock was $44.67, an increase of 62.9% over the closing price on December 31, 2014. The compound average annual growth in the price of our class A common stock was 39.6% from January 1, 2012 to December 31, 2015. On March 24, 2016, the closing price of our class A common stock was $40.90. Although we have delivered strong financial performance over the last several years, we believe 2015 was a particularly strong year during which we delivered significant value to our stockholders and strategically positioned ourselves for continued growth.

The following graph compares cumulative total shareholder return on our class A common stock since December 31, 2010 with the cumulative total return of the Nasdaq Medical Devices, Instruments, Supplies, Manufacturers and Distributors Index and the Nasdaq U.S. Index. This graph assumes the investment of $100 on December 31, 2010 in our class A common stock, the Nasdaq Medical Devices, Instruments, Supplies, Manufacturers and Distributors Index and the Nasdaq U.S. Index. Measurement points are the last trading day for each respective year.

Name	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015
NASDAQ Medical Devices, Instruments, Supplies, Manufacturers and Distributors Index	$100.00	$114.89	$127.90	$149.88	$176.32	$192.81
NASDAQ U.S. Index	$100.00	$100.53	$118.94	$165.61	$177.41	$178.27
Cynosure, Inc.	$100.00	$114.96	$235.68	$260.41	$268.04	$436.66

Recent Stockholder Advisory Votes, Stockholder Engagement and Corporate Governance and Executive Compensation Improvements

At our 2015 annual meeting of stockholders, we presented our stockholders with an advisory vote asking for approval of our 2014 compensation program for our named executive officers, commonly known as the “say on pay” proposal, and stockholders holding slightly more than 50% of votes cast approved our executive compensation program. That say on pay vote result followed a significant stockholder outreach effort that we conducted in late 2014 and early 2015 after our 47.2% say on pay vote result in 2014. Following our 2014 annual meeting of stockholders, in 2014 and 2015, we undertook a thorough review of our corporate governance and executive compensation practices, and implemented a number of changes to our corporate governance and executive compensation programs prior to our 2015 annual meeting of stockholders. As a part of that review, in 2014 and 2015, we began to design, and we committed to, a performance-based equity compensation program for implementation for 2016.

We understand that our stockholders were not satisfied with our 2014 and 2015 efforts, which resulted in a low 2015 say on pay vote result. Accordingly, and as we had committed to stockholders in early 2015, promptly following our 2015 annual meeting of stockholders, our board of directors, compensation committee and nominating and corporate governance committee continued to review our corporate governance and executive compensation programs.

As a part of this review, from June 1, 2015 to February 15, 2016, our board met five times, our compensation committee met six times and our nominating and corporate governance committee met three times to discuss corporate governance and executive compensation matters, and devoted significant effort to the evaluation and design of a formalized performance-based executive compensation program.

In the fall of 2015, we continued our stockholder outreach effort to our largest 35 institutional investors representing approximately 80% of our total outstanding shares. Our lead director and compensation and nominating and corporate governance committee chairpersons, along with our general counsel, spoke with seven institutional investors, representing approximately 38% of our outstanding shares. Of the remaining institutional investors that we contacted in the fall of 2015, investors holding approximately 6% of our outstanding shares expressly declined our request, and investors holding approximately 36% did not respond to our outreach efforts.

The discussions we have had with our investors have been informative and valuable, and we expect to continue with similar stockholder outreach efforts in 2016. Those institutional investors that met with us in 2015 expressed appreciation for the various governance and compensation improvements we previously implemented, and also continued to raise other issues of importance to them. The following table highlights key areas of stockholder focus raised in our outreach efforts in 2014 and 2015, and summarizes several actions we have taken to address them. Our actions are discussed in more detail below.

Areas of Stockholder Focus and Actions Taken since our 2015 Annual Meeting

Areas of Stockholder Focus	Actions We Have Taken
Executive Compensation

Enhance focus on strategy, goal setting and incentives metrics	In February 2016, we implemented a non-equity incentive plan pursuant to which awards are payable to our executive officers subject to achievement of pre-determined performance goals. For 2016, target cash awards for our executive officers will be based on revenue, EBITDA margin and individual qualitative performance goals.

Introduce performance-based equity awards	We redesigned our long-term equity incentive compensation program for executive officers in February 2016 to provide that long-term equity incentive awards will be through a combination of time-vested restricted stock unit awards and performance-based stock unit awards.

Eliminate excise tax gross-ups	In February 2016, each of our executive officers voluntarily elected to eliminate the tax gross-up provision from his respective employment agreement.

Better align directors’ and officers’ interests with those of stockholders	Our board adopted stock ownership guidelines in February 2016 pursuant to which our chief executive officer will be required to acquire shares equal in value to five times annual base salary, other executive officers will be required to acquire shares equal in value to two times annual base salary, and non-employee directors will be required to acquire shares equal in value to three times the annual cash retainer, in each case within five years from adoption. If an executive officer or director fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of our stock until such time as he or she has exceeded the required ownership level.

Benchmarking of compensation levels	We have committed to formally benchmarking CEO total compensation at the 50th percentile.

Areas of Stockholder Focus	Actions We Have Taken
Corporate Governance

Implement majority voting standard for the election of directors	We amended our bylaws in February 2016 to implement a majority voting standard for the election of directors.

Declassify the board of directors	In February 2016, our board approved amendments to our certificate of incorporation, subject to and effective upon stockholder approval at the Annual Meeting, to, among other things, declassify our board.

Compensation and Governance Changes between our 2014 and 2015 Annual Meetings

Following our initial investor outreach initiative in the fall of 2014, we have taken numerous steps to enhance our corporate governance and executive compensation practices, including:

Compensation and Governance Changes	Year
Prohibited future tax gross-ups arrangements	2015
Implemented clawback policy	2015
Enhanced prohibition on hedging and pledging our shares	2015
Elected a Lead Director	2014

Other Recent Compensation and Governance Changes

Between 2012 and 2014, we also enhanced our corporate governance and executive compensation practices by virtue of the following:

Compensation and Governance Changes	Year
Eliminated automatic 5% salary increases for the top three executives	2013
Eliminated evergreen and discretionary share increase provisions in stock incentive plan	2013
Added policy prohibiting repricing of stock options without stockholder approval	2013
Terminated dual-class common stock capital structure	2012

We believe our efforts over the past several years to address stockholder concerns have more closely aligned our corporate governance and executive compensation practices with best practices. Our management and board and its committees plan to continue to explore ways in which our corporate governance and executive compensation practices can be improved, and we look forward to continued engagement with our stockholders on these and other matters.

Effective for 2016, we have implemented several new executive compensation practices and plans, which are discussed below.

Objectives and Philosophy of Our Executive Compensation Program

The fundamental objectives of our compensation policies are to:

•

Attract, retain and incentivize qualified and talented executives by providing compensation opportunities that are competitive to those offered by other companies with which we compete for business and talent;

•	Reward achievement of our short-term and long-term business objectives, while discouraging excessive risk-taking behavior;

•	Ensure that executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•

Closely align the long-term interests of our executives with those of our stockholders by providing equity incentives that link a portion of the executives’ compensation with the future performance of our common stock.

Determining Executive Compensation

The compensation committee is responsible for overseeing our executive compensation program. The compensation committee designs, implements, reviews and approves annually all compensation for our named executive officers. In the performance of its duties, the compensation committee annually reviews the total compensation, including the base salary, annual incentive compensation opportunities, long-term incentive award opportunities and other benefits for each of our named executive officers.

Historically, in the first quarter of each year, the compensation committee has met to:

•	determine base salary increases, if any, for the named executive officers;

•	review our named executive officers’ and our prior-year performance for purposes of determining annual discretionary bonuses, if any, to be awarded to our named executive officers;

•

set, based on the recommendations of our chief executive officer, corporate and individual performance goals for the upcoming year, based upon which annual discretionary bonuses would be determined; and

•	approve the form, amount or dollar value and the vesting criteria for equity awards.

These matters have also historically been approved by those members of our full board who are independent.

Roles of Executives in Establishing Executive Compensation. Our chief executive officer, Mr. Davin, and our president, chief financial officer and chief operating officer, Mr. Baker, are actively involved in the executive compensation process. Mr. Davin reviews the performance of each of the executive officers (other than his own) and makes recommendations to the compensation committee regarding base salary and incentive awards for such individuals. Historically, he has provided the compensation committee with both short- and long-term recommended financial and non-financial performance goals to be considered in determining annual discretionary cash bonuses. In 2016, he made recommendations to the compensation committee regarding performance goals to be considered for use under our new non-equity incentive plan and performance-based equity incentive program. Messrs. Davin and Baker do not participate in the compensation committee’s executive sessions.

Role of Compensation Consultant, Peer Group and Benchmarking. The compensation committee has the authority, without approval of the board of directors, to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The compensation committee has in the past from time to time retained Gallagher as an independent advisor to the compensation committee on executive and director compensation matters. During each of 2014 and 2015 and into 2016, the compensation committee retained Gallagher to continue to assist the compensation committee with its ongoing review of our executive compensation program. During 2015 and into 2016, Gallagher advised the compensation committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, peer group benchmarking and other related matters.

During this review, Gallagher assessed the competitiveness of our executive compensation through comparisons with peer groups and survey sources while additionally assessing our performance to ensure compensation levels were appropriately tied to performance. With Gallagher’s assistance, the compensation committee reviewed the compensation levels of our executive officers against compensation levels at peer group companies that were selected based on the following criteria:

•	companies that an outsider, with no knowledge of our internal deliberations on the topic, would agree offer reasonable comparisons for pay and performance purposes;

•	companies that generally overlap with the labor market for talent, but may not be identical;

•

companies with revenues of approximately one-half to two times our revenues, of which approximately 50% have higher revenues and 50% have lower revenues than we had (at the time of selection in 2015), which allowed for industry leaders;

•	companies with market values generally within 50% and 200% of Cynosure’s;

•	companies whose business model, characteristics, growth potential, and human capital intensity are similar, though not necessarily identical, to ours;

•	public companies based in the United States whose compensation and firm financial data are available in proxy statements and Form 10-K filings; and

•

companies in the same industry as ours – health care equipment (18 of the 21 companies in our peer group), or a related industry such as health care supplies (three of the 21 companies in our peer group).

Based on these criteria, the compensation committee selected the following companies in our peer group:

• Abaxis	• Heartware International
• Abiomed	• ICU Medical
• Accuray	• Insulet
• Analogic	• Merit Medical Systems
• AngioDynamics	• Natus Medical
• Cantel Medical	• NxStage Medical
• Cryolife	• RTI Surgical
• Cyberonics	• Thoratec
• Dexcom	• Wright Medical Group
• Exactech	• Zeltiq Aesthetics
• Globus Medical

Total target compensation for Mr. Davin, our chief executive officer and chairman of the board of directors, has generally been set in recent years near the 50th percentile of our peer group, with the exception of 2014 when target compensation was set just below the 75th percentile due to larger-than-usual equity grant values following our acquisition of Palomar. Total 2015 target compensation for Mr. Davin, comprising salary, target bonus and long-term incentives, was near the median based on the chief executive officers in the peer group:

	Salary	Target Bonus	Long-Term Incentive Grant Value	Total Target Compensation
Mr. Davin	$850,000	$637,500	$1,611,673	$3,099,173
Peer Group Median	$641,000	$641,000	$1,957,000	$3,239,000

As part of our 2014 and 2015 stockholder outreach efforts, several stockholders encouraged us to benchmark target compensation near the median. Our compensation committee has carefully considered this input, and has committed to formally benchmark total target CEO compensation at the 50th percentile.

For 2016, however, as we transition executive compensation away from stock options and time-vested RSU grants to a combination of performance-based stock unit grants, or PSUs, and RSUs, total target CEO compensation has been temporarily benchmarked above the median. This transition initially includes PSU grants with one-year, two-year, and three-year performance periods, and we expect to move to exclusively three-year performance periods beginning in 2018. The earning of these grants will depend on achieving higher levels of revenue and EBITDA over the next one to three years. As a part of this transition, we anticipate that stock options will no longer be part of Mr. Davin’s long-term incentive mix.

The 2016 awards approved on February 3, 2016 have a grant value that is expected to result in Mr. Davin’s total target compensation being between the 65th and 75th percentile for 2016. This temporary one-year increase in long-term incentive value is intended to enable a phasing-in of long-term incentive grants designed to maintain Mr. Davin’s target vesting opportunity over the next five years comparable with his average vesting opportunity over recent years as he transitions to a target 55% value mix of PSUs as part of his overall long-term incentive mix. In particular, as a result of the time-vesting in 2016 and 2017 of RSUs granted to Mr. Davin in prior years, and the intended combination of PSUs and RSUs to be granted to Mr. Davin in the future, we have committed that, beginning in 2017 and beyond, Mr. Davin’s total target compensation will be benchmarked at the 50th percentile.

With regard to Mr. Baker, Gallagher took into consideration Mr. Baker’s functional roles as president, chief financial officer and chief operating officer, and, with regard to Mr. Delaney, our executive vice president of worldwide sales, Gallagher took into consideration Mr. Delaney’s involvement with key strategic decisions and business planning. With regard to company performance, Gallagher and the compensation committee considered that the one-year total shareholder return, or TSR, was at the 95th percentile, annual revenue growth was at the 82nd percentile for 2014, and annual EBITDA growth was at the 55th percentile for 2014.

Risk Considerations in our Executive Compensation Program

The compensation committee has discussed the concept of risk as it relates to our compensation policies and practices, and the committee does not believe that risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on our business. Our compensation committee believes that any such risks are mitigated for the following reasons:

•

We have structured our pay to consist of both fixed (salary) and variable (non-equity incentive and equity incentive) compensation. These variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

We have strict internal controls (e.g., over the recognition of revenue, etc.) which are designed to keep our compensation program from being susceptible to manipulation by any employee, including our executives.

•

Our focus on individual performance (through our new non-equity incentive compensation program) and stock price performance (through our equity compensation programs) provides a check on excessive risk taking. Including time-vested RSUs as part of the long-term incentive mix is designed to reduce the possibility of inappropriate risk-taking.

•

Our bonus program had the same general structure for several years and there is no evidence that it encouraged unnecessary or excessive risk taking. Similarly, we believe our new non-equity incentive program will not encourage unnecessary or excessive risk taking.

•	Our short-term incentive plan and PSU grants have payout caps.

Components of our Executive Compensation Program

The compensation committee considers the total compensation of each executive officer when making decisions about compensation.

Our compensation committee’s goal is to determine an appropriate mix between cash payments and equity incentive awards to meet short, intermediate and long-term goals and objectives. We do not have any formal or informal policy or target for allocating compensation by type of compensation. Instead, our compensation committee has periodically determined what it believes to be the appropriate level and mix of the various compensation components based on its review of compensation of similarly situated executives in our peer group, the advice of its compensation consultant and our compensation philosophy described previously. Historically and for 2015, our executive officers received a high percentage of compensation in variable forms, consisting of bonuses, stock options and RSUs. The grant value of stock options and RSUs, which we believe help align our executives with our stockholders, has historically represented between 50% and 60% of annual target pay.

The following charts illustrate the mix of compensation elements for our chief executive officer and our other executive officers, on an average basis, in 2015.

Our executive compensation has generally included three components:

•	base salary;

•	short-term incentives (discretionary cash bonuses and commissions); and

•	long-term incentives (stock options and RSUs).

Effective for 2016, in an effort to continue to address the topics of importance to our stockholders and ISS, and to even further align the interests of our executives with those of our stockholders, we have implemented a performance-based compensation program. We worked diligently in 2015 to educate ourselves and our executives on the manner in which such awards could work effectively to motivate and retain our executives so that performance-based compensation is a core element of our executive compensation program in 2016 and beyond. For 2016, we have replaced the annual discretionary bonus program with a non-equity incentive plan pursuant to which cash awards are payable to our executive officers subject to achievement of pre-determined performance goals. We have also redesigned our long-term equity incentive compensation program for executive officers to provide that long-term equity incentive awards will be in the form of a combination of time-vested RSU awards and performance-based stock unit awards.

Base Salary

The compensation committee seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers in similar positions at other comparable companies. Base salaries are reviewed at least annually by our compensation committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual experience, responsibilities, performance, tenure and potential, as well as market conditions. To gauge market conditions, the compensation committee evaluates market data compiled by Gallagher. Pursuant to employment agreements with our executive officers, in no event will we pay a named executive officer an annual base salary that is less than 100% of the annual base salary in effect for the immediately preceding year. For 2016, our executives’ base salaries increased as set forth below:

No Increase in 2015 and Modest Increases in 2016 Executive Base Salaries

Executive	2014 Salary	2015 Salary	2016 Salary
Michael R. Davin	$850,000	$850,000	$885,000
Timothy W. Baker	$575,000	$575,000	$600,000
Douglas J. Delaney	$400,000	$400,000	$420,000

Short-Term Incentives

Discretionary Cash Bonuses and Commissions. Historically, the compensation committee utilized short-term incentives, in the form of discretionary cash bonuses and commissions, to motivate and reward our executive officers and to promote growth in revenue and profits. In February 2015, the compensation committee recommended and the board approved a discretionary bonus payment target of 75% of the annual base salary for Messrs. Davin and Baker based upon company and individual performance goals approved by our compensation committee as detailed below. For 2016, as discussed more fully below, we implemented a non-equity incentive plan pursuant to which cash awards are payable to Messrs. Davin and Baker subject to achievement of pre-determined performance goals based on revenue, EBITDA margin and individual qualitative performance goals.

Historically, although the compensation committee did not apply specific weightings to particular financial or operational goals, it has generally considered overall year-to-year financial performance more significantly than operational goals in determining award amounts. For 2015, the compensation committee recommended actual bonus payments above the target, and the board approved bonus payments of $1,615,000 to Mr. Davin, and $948,750 to Mr. Baker. Mr. Delaney, our executive vice president of worldwide sales, is entitled to receive commissions based on our sales and is eligible for an annual target commission bonus (see “Employment Agreements” below), and for 2015, he received commission and bonus payments of $867,346. No other bonuses or commissions were paid to our executives for 2015.

2015 Cash Bonuses and Commissions

	Target 2015 Bonus % of Salary	Actual 2015 Bonus % of Salary	2015 Payout $
Michael R. Davin	75%	190%	$1,615,000
Timothy W. Baker	75%	165%	$948,750
Douglas J. Delaney	Commissions Earned		$867,346

The compensation committee believes the financial performance goals set for 2015 were challenging. For example, both the revenue growth and non-GAAP gross profit percentage goals were set above 2014 actual results, and each also exceeded the corresponding goal for 2014. Specifically, our revenue growth goal was 10% in 2014, with an achievement of 29%, and our 2015 revenue growth goal was 15% above the achieved 2014 level. Similarly, our non-GAAP gross profit percentage goal was 58.4% in 2014, with an achievement level of

58.6%, and our 2015 non-GAAP gross profit percentage goal was 59%. The 2015 goals for non-GAAP income from operations as a percentage of revenue and non-GAAP earnings per share were also both set higher than the corresponding 2014 goals and actual achievement against those goals.

Our 2015 bonus awards were based on several factors, including our record financial performance, our record 2015 revenues, the generation of cash and improvements in non-GAAP gross profit percentage as compared to our 2014 results. Our compensation committee recognized that our 2015 TSR bested 95% of our peer group and that our management team drove the successful early launch of the SculpSure product. When evaluating 2015 performance, our compensation committee reflected on the fact that the 2015 goals for non-GAAP gross profit percentage, non-GAAP income from operations as a percentage of revenue and non-GAAP earnings per share were not achieved. The committee determined, however, that these were direct results of a challenging international economic environment and unfavorable exchange rates, as well as the strategic acceleration of, and increases in investments related to, the launch of SculpSure. This strategic focus on SculpSure and its execution were driven by our management team and approved by our board in the middle of 2015, and contributed to more significant increases in our financial performance that the committee had anticipated were achievable as of early 2015. The specific financial and operational goals for each of our executive officers for 2015, as well as performance against the goals, are discussed in more detail below.

Mr. Davin

The goals approved for Mr. Davin for 2015 by our compensation committee, and performance against those goals, are summarized in the table and discussion below.

Financial Goal	2015 Target	2015 Result
Revenue growth	15%	This goal was achieved and exceeded, as our revenues increased 16% as compared to 2014, to $339.5 million.

Non-GAAP gross profit percentage*	59%	This goal was not achieved, as our non-GAAP gross profit percentage was 58.8%. This, however, was a direct result of a challenging international economic environment and unfavorable exchange rates. Our GAAP gross profit percentage was 57%.

Non-GAAP income from operations as a percentage of revenue*	13.5%	This goal was not achieved, as non-GAAP income from operations as a percentage of revenue was 10.7%. This, however, was a direct result of accelerated strategic increases in investments related to the launch of SculpSure, which investments had previously been planned for a later period. GAAP income from operations as a percentage of revenue was 7.8%.

Non-GAAP earnings per share*	$1.40	This goal was not achieved, as non-GAAP earnings per share were $1.08. This, however, was a direct result of accelerated strategic increases in investments related to the launch of SculpSure, which investments had previously been planned for a later period. GAAP earnings per share were $0.70.

*	See Appendix A for a discussion of these non-GAAP financial measures.

Operational Goal	Result
Evaluate and drive M&A, strategic and partnership opportunities	This goal was achieved. We considered and determined not to pursue a number of acquisition opportunities. We negotiated with El.En. a distribution arrangement with respect to MonaLisa Touch in specified international markets.

Oversee the expansion of our international and North American business	This goal was achieved as we significantly expanded our North American sales and distribution infrastructure for our SculpSure product launch, opened a fourth direct sales office in China, and expanded our international third party distribution reach.

Drive SculpSure launch	This goal was achieved as we launched SculpSure in September 2015, significantly ahead of schedule. We also launched direct SculpSure sales capabilities in Europe and Australia, and accelerated infrastructure expansion to support this product launch.

Drive MonaLisa Touch launch	This goal was achieved as we established our specialty sales force, developed a strong reputation with key opinion leaders, expanded clinical studies and achieved strong MonaLisa Touch product revenues.

Complete integration of our acquired Ellman assets, and expand the Ellman business	This goal was achieved as we fully-integrated the acquired Ellman assets into our business.

Drive research and development projects	This goal was achieved as we prepared for our 2016 launch of the PicoSure 1064 laser delivery system and next generation RF generator goals were achieved.

Mr. Baker

The goals approved for Mr. Baker for 2015 by our compensation committee, and performance against those goals, are summarized in the table and discussion below.

Financial Goal	2015 Target	2015 Result
Revenue growth	15%	This goal was achieved and exceeded, as our revenues increased 16% as compared to 2014, to $339.5 million.

Non-GAAP gross profit percentage*	59%	This goal was not achieved, as our non-GAAP gross profit percentage was 58.8%. This, however, was a direct result of a challenging international economic environment and unfavorable exchange rates. Our GAAP gross profit percentage was 57%.

Non-GAAP income from operations*	13.5%	This goal was not achieved, as non-GAAP income from operations as a percentage of revenue was 10.7%. This, however, was a direct result of accelerated strategic increases in investments related to the launch of SculpSure, which investments had previously been planned for a later period. GAAP income from operations as a percentage of revenue was 7.8%.

Non-GAAP earnings per share*	$1.40	This goal was not achieved, as non-GAAP earnings per share were $1.08. This, however, was a direct result of accelerated strategic increases in investments related to the launch of SculpSure, which investments had previously been planned for a later period. GAAP earnings per share were $0.70.

*	See Appendix A for a discussion of these non-GAAP financial measures.

Operational Goal	Result
Complete integration of our acquired Ellman assets	This goal was achieved as we fully-integrated the acquired Ellman assets into our business.

Manage selection and implementation of new company-wide ERP solution	This goal was achieved as we completed the selection and commenced our on-schedule implementation of a new ERP solution.

Manage sustaining multi-disciplined approach to improve product reliability	This goal was achieved as we have made significant improvements in the reliability of our systems.

Manage operation team to satisfy product requirements and reduce costs	This goal was achieved as we experienced no inventory shortages during the year, and successfully launched SculpSure.

Manage external financial relationships to ensure regulatory compliance and maximize stockholder value	This goal was achieved as we successfully managed and expanded external financial relationships and our compliance function.

Manage efforts to evaluate and drive M&A, strategic and partnership opportunities	This goal was achieved. We considered and determined not to pursue a number of acquisition opportunities. We negotiated with El.En. a distribution arrangement with respect to MonaLisa Touch in specified international markets.

Mr. Delaney

The goals approved for Mr. Delaney for 2015 by our compensation committee, and performance against those goals, are summarized in the table and discussion below. Mr. Delaney is entitled to receive commissions based on our sales.

Financial Goal	2015 Target	2015 Result
Revenue growth	15%	This goal was achieved and exceeded, as our revenues increased 16% as compared to 2014, to $339.5 million.

Non-GAAP gross profit percentage*	59%	This goal was not achieved, as our non-GAAP gross profit percentage was 58.8%. This, however, was a direct result of a challenging international economic environment and unfavorable exchange rates. Our GAAP gross profit percentage was 57%.

*	See Appendix A for a discussion of this and other non-GAAP financial measure.

Operational Goal	2015 Result
Enhance integration and cross selling organization	This goal was achieved as we successfully cross-trained our direct salesforce, integrated Ellman assets into our sales organization, and built upon sales team structures.

Non-Equity Incentive Plan for 2016. Effective for 2016, our compensation committee has replaced the annual discretionary bonus program with a non-equity incentive plan pursuant to which cash awards are payable to our executive officers subject to achievement of pre-determined performance goals. The board has established target cash awards for our top two executive officers under the non-equity incentive plan for 2016 equal to 100% of each executive officer’s respective base salary based on the following performance measures and weightings:

	2016 Revenue	2016 EBITDA Margin	2016 Individual Qualitative Performance
Weighting	21%	49%	30%

The threshold and maximum payments pursuant to these awards are equal to 50% and 200%, respectively, of each executive officer’s respective target bonus. We believe that the performance goals set for 2016 are rigorous and challenging, as they would require 2016 financial performance that is stronger than it was in 2015, as well as continued improved execution on our business and strategy that would enhance the strength of our company for the future. Our compensation committee is not certain that these target performance goals will be achieved in 2016.

Long-Term Incentives

Stock-Based Awards. The compensation committee uses stock-based awards to help align the interests of our executive officers with those of our stockholders and to encourage our executive officers to contribute to our long-term market performance. Traditionally, the compensation committee has recommended and the board has granted stock-based awards to our executive officers in the form of stock options that vest in three-month installments over three years, with an exercise price equal to the closing market price of our class A common stock on the date of grant, so that the officer would earn no compensation from his options unless the market price of our common stock increased beyond the exercise price. In February 2015, based on the market data compiled by Gallagher, in addition to stock options, the compensation committee recommended and the board granted RSUs that vest in equal annual installments over three years, with a target 50/50 value split between stock options and RSUs, which was relatively consistent with the peer group practices. In determining the size of stock-based awards to our executive officers, our compensation committee considers our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the executive officer, the vesting of such awards and the recommendations of management.

Generally, the compensation committee recommends and the board approves the annual long-term equity incentive grants to the executive officers at the first board meeting of each fiscal year, with the grant date being the second day of trading after the annual results of operations are announced. An exception to this policy would be with respect to the new hire of an executive officer, with the grant date being the hiring date. The exercise price of stock options is the closing market price of our class A common stock on the Nasdaq Global Market on the grant date. In certain circumstances, the compensation committee may also consider discretionary long-term equity incentive awards for executive officers’ individual performance.

In reviewing the grant recommendations made by Gallagher, the compensation committee considered:

•	company performance;

•	each executive officer’s performance and contribution during the fiscal year, including additional responsibilities following our 2013 acquisition of Palomar;

•	competitive practices; and

•	the proportion of options and RSUs granted to each named executive officer during prior fiscal years.

In February 2015, we made the following equity grants to our named executive officers with corresponding values determined based on the closing market price of our class A common stock on the date of grant.

	Stock Options (Shares)	RSUs (Shares)	Stock Option Value	RSU Value	Total Long-Term Incentive Value
Michael R. Davin	50,659	33,265	$596,758	$1,014,915	$1,611,673
Timothy W. Baker	24,500	15,505	$288,608	$473,058	$761,666
Douglas J. Delaney	24,500	15,505	$288,608	$473,058	$761,666

Performance-Based Equity Awards Program Implemented in 2016. Historically, all of our equity grants had been time-vested. However, to further align the interests of our executives with those of our stockholders and in response to stockholder feedback, the compensation committee has revised its long-term equity incentive compensation program for executive officers to provide that approximately half of long-term equity incentive awards will be in the form of time-vested RSU awards and half will be in the form of performance-based stock unit awards. In February 2016, the compensation committee recommended, and the board adopted and approved, a form of performance-based stock unit agreement for use in granting performance-based stock unit awards, or PSUs, under our Amended and Restated 2005 Stock Incentive Plan. Also in February 2016, the board also approved grants of PSUs to our executive officers issuable pursuant to the Amended and Restated 2005 Stock Incentive Plan and with the number of shares determined by dividing the target or maximum dollar value, as applicable, by the closing price of our common stock on the day following our fourth quarter 2015 earnings release. Each PSU represents the right to receive, upon and subject to the vesting of the PSU, the number of shares of our common stock determined under the award agreement, subject to our level of achievement of two weighted performance metrics measured during each of three performance periods (the first running from January 1, 2016 through December 31, 2016, the second running from January 1, 2016 through December 31, 2017, and the third running from January 1, 2016 through December 31, 2018).

With respect to the grant to Mr. Davin, approximately 15% of the PSUs are eligible to be earned in the first performance period, approximately 60% of the PSUs are eligible to be earned in the second performance period, and approximately 25% of the PSUs are eligible to be earned in the third performance period. With respect to the grants to Messrs. Baker and Delaney, approximately 25% of the PSUs are eligible to be earned in the first performance period, approximately 50% of the PSUs are eligible to be earned in the second performance period, and approximately 25% of the PSUs are eligible to be earned in the third performance period. The performance metrics are: (i) our cumulative revenue for each performance period (weighted 30%) and (ii) our cumulative adjusted EBITDA for each performance period (weighed 70%). There is no “reset” or “catch-up” feature for the PSU awards to our named executive officers. Accordingly, if the maximum number of shares is not earned in one performance tranche, the portion not earned cannot be earned or “caught up” in a subsequent performance period.

Performance Measures Under our Incentive Plans. We believe the revenue, EBITDA and EBITDA margin performance measures used under our non-equity incentive plan for 2016 and our performance-based equity award program are highly correlated with stock price performance and, therefore, TSR. As a result, we believe these measures enhance alignment between our management team and our stockholders. Although there are correlations among these measures, those correlations are not absolute, and we feel their combination has and will continue to appropriately incentivize both short- and long-term top-line performance and profitability and business efficiency. For example, we expect that shorter-term business improvements that enhance EBITDA margin will ultimately drive greater longer-term cumulative EBITDA growth. In addition, the performance measures under our short-term incentive plan are intended to be set annually based on the annual plan for the particular year, and the performance measures under our long-term incentive targets will not change over the performance periods.

Other Benefits. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The 401(k) plan includes a matching component where we will match an employee’s contribution, on a dollar for dollar basis, up to a maximum of $3,500 for 2015. The employee contributions are subject to the maximum limitations as set forth in the Internal Revenue Code of 1986, as amended, or the Code. During 2015, our aggregate matching contribution to each of the named executive officers was $10,500.

Equity Award Grant Dates and Delegation

Our compensation committee and board of directors follow specific practices regarding the grant dates of stock options, RSUs and other stock-based awards for our executive officers and employees. The exercise price of stock options equals the closing price of our common stock on the grant date.

New Hire Grants. The grant date of any award to a newly-hired executive officer or employee is the date on which the individual commences employment with us (or the next succeeding business day that NASDAQ is open for trading).

Annual Grants. The grant date of any annual awards to executive officers and senior management is the day after our fourth quarter earnings release.

We do not otherwise time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so.

Each year, the board has approved the grant of a certain number of stock options to employees under our Amended and Restated 2005 Stock Incentive Plan and delegated to our chief executive officer the authority to grant those awards to specific employees. The chief executive officer is not authorized to grant options to himself, any director or any other executive officer. In addition, the chief executive officer is not authorized to grant, in the aggregate, options with respect to more than the number of shares of common stock specifically approved by the compensation committee.

Tax Considerations

Section 162(m) of the Code generally prohibits public companies from taking a tax deduction for compensation in excess of $1,000,000 paid to its chief executive officer and three other officers (other than the chief executive officer and chief financial officer) whose compensation is required to be reported to its stockholders pursuant to the Exchange Act by reason of being among the most highly compensated executive officers, unless certain requirements are met. The compensation committee reviews the impact of Section 162(m) on our compensation programs, however, the compensation committee may choose from time to time to authorize executive compensation that is not exempt from the $1,000,000 limit if the compensation committee believes the compensation is appropriate and in the best interests of our company and our stockholders, after taking into consideration general business conditions and the performance of our executives.

Clawback Policy

Effective in February 2015, our board adopted a clawback policy to which all equity and non-equity incentive-based compensation granted after the policy’s adoption, including stock options awarded as compensation, is subject. The policy provides that if an accounting restatement is required due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws, then all of our executive officers, regardless of whether or not they were at fault in the circumstances leading to the restatement, will be subject to forfeiting any excess of the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material noncompliance in our financial reporting.

EXECUTIVE COMPENSATION

Our Executive Officers

Our executive officers and their respective ages and positions as of March 17, 2016 are described below. Our officers serve until they resign or the board terminates their position.

Michael R. Davin. Age 58. Chief Executive Officer and Chairman of the Board of Directors. For more information, see “Our Board of Directors” above.

Timothy W. Baker. Age 55. President, Chief Operating Officer, Chief Financial Officer and Treasurer. Mr. Baker has been our president since July 2014, our chief operating officer since 2013 and our chief financial officer and treasurer since 2004. From 2004 until July 2014, Mr. Baker also served as our executive vice president. From 2003 to 2004, Mr. Baker served as vice president, finance of Stryker Biotech, a division of Stryker Corporation, a medical products and services provider. From 2000 to 2003, Mr. Baker served as president and chief financial officer of Photoelectron Corp., a provider of miniature x-ray systems for radiation therapy. From 1996 to 2000, Mr. Baker served as the chief financial officer and vice president of operations of Radionics, Inc., a provider of surgical devices. Mr. Baker holds an M.B.A. in operations management.

Douglas J. Delaney. Age 48. Executive Vice President of Worldwide Sales. In June 2013, Mr. Delaney became our executive vice president of worldwide sales. Mr. Delaney has worked in medical laser sales for more than 16 years. From February 2005 through June 2013, Mr. Delaney was our executive vice president of sales. From 2004 until 2005, Mr. Delaney was our vice president, North American sales, and from 2003 until 2004, he was our director of North American sales. From 1999 to 2003, Mr. Delaney served as national sales manager of Cutera, Inc.

Compensation Summary

The following table contains information with respect to the compensation for the periods indicated of our chief executive officer, chief financial officer and the other most highly compensated executive officer serving as executive officer at the end of the last completed fiscal year other than the chief executive officer and chief financial officer. We refer to the executive officers identified in this table as the “named executive officers.”

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
Michael R. Davin(3)	2015	$850,000	$1,615,000	$1,014,915	$596,758	$3,500	$4,080,173
Chief Executive Officer	2014	$850,000	$1,275,000	$695,016	$1,627,211	$3,000	$4,450,227
	2013	$759,478	$1,425,000	$—	$1,269,100	$3,000	$3,456,578
Timothy W. Baker	2015	$575,000	$948,750	$473,058	$288,608	$3,500	$2,288,916
President,	2014	$575,000	$805,000	$311,640	$786,961	$3,000	$2,481,601
Chief Operating Officer, Chief Financial Officer and Treasurer	2013	$472,029	$910,000	$—	$823,593	$3,000	$2,208,622
Douglas J. Delaney	2015	$400,000	$867,346	$473,058	$288,608	$3,500	$2,032,512
Executive Vice President,	2014	$400,000	$637,831	$311,640	$786,961	$3,000	$2,139,432
Worldwide Sales	2013	$348,431	$670,000	$—	$823,593	$3,000	$1,845,024

(1)	Stock awards consist of RSUs. These amounts represent the aggregate grant date fair value of stock option and RSU awards for 2015, 2014 and 2013, respectively, computed in accordance with FASB ASC 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during the respective years. We recognize the value as of the grant date for stock options and RSUs over the number of days of service required for the grant to become vested.

All stock options and RSUs were granted under our Amended and Restated 2005 Stock Incentive Plan. The stock options vest over three years at the rate of 8.33% every three months subsequent to the date of grant. The RSUs vest over three years at the rate of approximately 33% of the shares on each one year anniversary of the grant date. Vested stock options terminate upon the earlier of three months following termination of employment, subject to certain exceptions, or 10 years from the date of grant.

The grant date fair value per share of each RSU award granted to our named executive officers in 2015 was $30.51 and was based on the fair market value of our class A common stock on the date of grant. The following table includes the assumptions used to calculate the grant date fair value amounts included in the “Option Awards” column on a grant by grant basis.

				Assumptions
Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)	Exercise Price ($/Sh)	Volatility (%)	Expected Life (years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share
Michael R. Davin	2/11/15	50,659	30.51	43	4.80	1.53	—	$11.7799
	2/13/14	144,740	29.40	44	4.56	1.51	—	$11.2423
	10/30/13	60,000	22.12	44	2.00	0.33	—	$5.4201
	2/13/13	70,000	28.68	56	4.80	0.92	—	$13.4842

Timothy W. Baker	2/11/15	24,500	30.51	43	4.80	1.53	—	$11.7799
	2/13/14	70,000	29.40	44	4.56	1.51	—	$11.2423
	10/30/13	40,000	22.12	44	2.00	0.33	—	$5.4201
	2/13/13	45,000	28.68	56	4.80	0.92	—	$13.4842

Douglas J. Delaney	2/11/15	24,500	30.51	43	4.80	1.53	—	$11.7799
	2/13/14	70,000	29.40	44	4.56	1.51	—	$11.2423
	10/30/13	40,000	22.12	44	2.00	0.33	—	$5.4201
	2/13/13	45,000	28.68	56	4.80	0.92	—	$13.4842

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our audited consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016.

(2)	The amounts shown in this column reflect the amounts we contributed to the 401(k) plan for the named executive officers.
(3)	Mr. Davin receives no compensation for his service as a director.

2015 Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made during 2015 to the named executive officers.

Name	Grant Date	Date of Approval of Grant if Different from Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards
Michael R. Davin	2/11/15	2/4/15	—	50,659	30.51	$596,758	(5)
Michael R. Davin	2/11/15	2/4/15	33,265	—	—	$1,014,915	(6)
Timothy W. Baker	2/11/15	2/4/15	—	24,500	30.51	$288,608	(5)
Timothy W. Baker	2/11/15	2/4/15	15,505	—	—	$473,058	(6)
Douglas J. Delaney	2/11/15	2/4/15	—	24,500	30.51	$288,608	(5)
Douglas J. Delaney	2/11/15	2/4/15	15,505	—	—	$473,058	(6)

(1)	Equity awards were approved by the compensation committee on February 4, 2015, but the grants were not effective or priced until February 11, 2015, the business day following the release of our 2014 fourth quarter earnings.
(2)	Represents RSUs granted under our Amended and Restated 2005 Stock Incentive Plan. These RSUs vest, so long as the executive continues to be employed with us, as to approximately 33% of the shares on each one year anniversary of the grant date.
(3)	Represents stock options granted under our Amended and Restated 2005 Stock Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, as to approximately 8.33% of the shares on each three-month anniversary of the grant date.
(4)	Based on the fair market value of our class A common stock on the date of grant.
(5)	The grant date fair value of each of these options was $11.7799 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 1.53% risk free interest rate; 0% dividend yield; 43% expected volatility; and a 4.80-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.
(6)	The grant date fair value of each of these RSUs was $30.51 per share and was based on the fair market value of our class A common stock on the date of grant. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table shows information regarding outstanding option and stock awards held by the named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael R. Davin	20,000	—	$28.34	8/8/2017	(1)	—		—
	63,966	6,034	$28.68	2/13/2023	(1)	—		—
	84,431	60,309	$29.40	2/13/2024	(1)	—		—
	12,664	37,995	$30.51	2/11/2025	(1)	—		—
	—	—	$—	—		15,761	(2)	704,044	(3)
	—	—	$—	—		33,265	(2)	1,485,948	(3)
Timothy W. Baker	10,000	—	$28.34	8/8/2017	(1)	—		—
	41,149	3,851	$28.68	2/13/2023	(1)	—		—
	40,833	29,167	$29.40	2/13/2024	(1)	—		—
	6,124	18,376	$30.51	2/11/2025	(1)	—		—
	—	—	$—	—		7,067	(2)	315,683	(3)
	—	—	$—	—		15,505	(2)	692,608	(3)
Douglas J. Delaney	10,000	—	$28.34	8/8/2017	(1)	—		—
	41,049	3,951	$28.68	2/13/2023	(1)	—		—
	40,833	29,167	$29.40	2/13/2024	(1)	—		—
	6,124	18,376	$30.51	2/11/2025	(1)	—		—
	—	—	$—	—		7,067	(2)	315,683	(3)
	—	—	$—	—		15,505	(2)	692,608	(3)

(1)	The stock options were granted under our Amended and Restated 2005 Stock Incentive Plan and vest approximately 8.33% on the first day of each calendar quarter subsequent to the date of the grant. The grant date of each option is listed in the table below by expiration date.
(2)	The RSUs were granted under our Amended and Restated 2005 Stock Incentive Plan and vest approximately 33% on the first day of each calendar year subsequent to the date of the grant.

(3)	The market value was calculated based on $44.67 per share, the closing price of our class A common stock on December 31, 2015.

Expiration Date	Grant Date
8/8/2017	8/8/2007
2/13/2023	2/13/2013
2/13/2024	2/13/2014
2/11/2025	2/11/2015

2015 Option Exercises and Stock Vested

The following table contains information about the exercise of stock options by, and RSU awards that vested for, each of our named executive officers during 2015:

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Michael R. Davin	272,868	4,210,436	1,970	61,799
Timothy W. Baker	162,435	2,505,102	884	27,731
Douglas J. Delaney	162,535	2,504,790	884	27,731

(1)	Value realized represents the difference between the closing price per share of our class A common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.
(2)	Value realized represents the closing price per share of our class A common stock on the vesting date, multiplied by the number of shares vested under the RSU award.

Potential Payments upon Termination or Change in Control

The table below shows the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The table below assumes that such termination occurred on December 31, 2015. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our full-time employees generally.

	Retirement, Resignation or Termination for Cause		Termination without Cause(1)		Resignation for Good Reason(1)		Termination Following Change in Control(1)
Michael R. Davin
Severance Payment	$1,650,978	(2)	$5,815,656	(3)	$5,815,656	(3)	$9,410,214	(3)(5)
Value of Accelerated Vesting of Equity Compensation	$—		$3,745,403	(4)	$3,745,403	(4)	$3,745,403	(4)

Total	$1,650,978		$9,561,059		$9,561,059		$13,155,617
Timothy W. Baker
Severance Payment	$965,348	(2)	$3,629,155	(3)	$3,629,155	(3)	$5,674,876	(3)(5)
Value of Accelerated Vesting of Equity Compensation	$—		$1,775,453	(4)	$1,775,453	(4)	$1,775,453	(4)

Total	$965,348		$5,404,608		$5,404,608		$7,450,329
Douglas J. Delaney
Severance Payment	$896,584	(2)	$3,408,967	(3)	$3,408,967	(3)	$3,408,967	(3)(5)
Value of Accelerated Vesting of Equity Compensation	$—		$1,777,052	(4)	$1,777,052	(4)	$1,777,052	(4)

Total	$896,584		$5,186,019		$5,186,019		$5,186,019

(1)	Payment of these amounts is subject to the executive officer signing a release of legal claims in a reasonable form proposed by us.
(2)	Pursuant to the terms of the employment agreements we have entered into with each executive officer, these amounts include (a) the accrued 2015 annual target performance bonus or commissions bonus prorated to the date of termination, which date of termination is assumed to have occurred on December 31, 2015 and (b) accrued but unused vacation time.
(3)	Pursuant to the terms of the employment agreements we have entered into with each executive officer, these amounts include (a) base salary at December 31, 2015 for an additional 24 months; (b) calendar year 2015 annual target performance bonus or commissions bonus; (c) 110% of calendar year 2015 annual performance bonus or commissions bonus paid for 2015; (d) accrued calendar year 2015 annual performance bonus or commissions bonus; (e) the executive’s cost for continuing COBRA for 18 months and any other benefits for 24 months; and (f) accrued but unused vacation time.
(4)	All outstanding stock options or stock rights granted to Messrs. Davin, Baker and Delaney will become immediately exercisable in full if the option or right holder is terminated without cause, resigns for good reason, or is terminated within 18 months following a change of control. The value of the accelerated vesting of equity compensation was calculated by multiplying the number of shares underlying the portion of stock options that would accelerate upon termination without cause, resignation for good reason or termination following a change in control, and that have exercise prices less than the closing market price of our class A common stock on December 31, 2015, by $44.67, the closing market price of our class A common stock on December 31, 2015, and then deducting the aggregate exercise price for those options.
(5)	The amounts for Messrs. Davin, Baker and Delaney include tax gross-ups of $3,594,558, $2,045,721 and $0, respectively, for excise taxes pursuant to Section 4999 of the Code. On February 3, 2016, each of our executive officers voluntarily elected to eliminate the tax gross-up provision from his respective existing employment agreement. In February 2015, our compensation committee recommended, and our board approved, a prohibition against our agreeing to make any tax gross-up payments in the future.

Employment Agreements

Michael R. Davin. Pursuant to an employment agreement entered into in December 2008 and further amended in December 2010, July 2011, November 2013 and February 2016, we employ Mr. Davin as our chief executive officer. Under this agreement, Mr. Davin is entitled to an annual base salary that is subject to adjustment upon annual review by our board of directors, but in no event will we pay Mr. Davin an annual base salary that is less than 100% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Davin’s annual base salary has been adjusted by our board of directors and was $850,000 as of December 31, 2015. The agreement provides for an annual performance bonus of an amount as determined in the discretion of the compensation committee.

Mr. Davin’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than 12 months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change of control, or if he terminates his employment for good reason, Mr. Davin has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months, including the cost for continuing COBRA for 18 months. He is also entitled to receive (i) his accrued but unused vacation time, (ii) the full amount of his annual target performance bonus for the calendar year of such termination or resignation, (iii) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, 110% of the annual target performance bonus paid in the calendar year of termination or resignation, and (iv) the accrued annual target performance bonus for the calendar year of such termination prorated to the date of termination. Mr. Davin is only entitled to (i) his accrued but unused vacation time and (ii) the accrued annual target performance bonus for the calendar year of termination prorated to the date of termination if we terminate him for cause or if he resigns without good reason. On February 3, 2016, Mr. Davin voluntarily elected to eliminate the tax gross-up provision from his existing employment agreement. Pursuant to his employment agreement, except as provided in the following sentence, Mr. Davin is prohibited from competing with us and soliciting our customers, prospective customers or employees for a period of 12 months if we terminate him for any reason. This non-competition period does not apply if Mr. Davin is terminated without cause, resigns for good reason or is terminated because we failed to obtain the agreement of any successor to us to assume Mr. Davin’s employment agreement as required by the employment agreement.

Timothy W. Baker. Pursuant to an employment agreement entered into in December 2008 and further amended in November 2013 and February 2016, we employ Mr. Baker as our president, chief operating officer, chief financial officer and treasurer. Under this agreement, Mr. Baker is entitled to an annual base salary that is subject to adjustment upon annual review by our board of directors, but in no event will we pay Mr. Baker an annual base salary that is less than 100% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Baker’s annual base salary has been adjusted by our board of directors and was $575,000 as of December 31, 2015. Mr. Baker is also eligible to earn an annual target performance bonus based on target performance goals set by our compensation committee for each calendar year. Mr. Baker’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than 12 months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change of control, or if he terminates his employment for good reason, Mr. Baker has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months, including the cost for continuing COBRA for 18 months. He is also entitled to receive (i) his accrued but unused vacation time, (ii) the full amount of his annual target performance bonus for the calendar year of such termination or resignation, (iii) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, 110% of the annual target performance bonus paid in the calendar year of termination or resignation, and (iv) the accrued annual target performance bonus for the calendar year of such termination prorated to the date of termination. Mr. Baker is only entitled to (i) his accrued but unused vacation time and (ii) the accrued annual target performance bonus for the calendar year of termination prorated to the date of termination if we terminate him for cause or if he resigns without good reason. On February 3, 2016, Mr. Baker voluntarily elected to eliminate the tax gross-up provision from his existing employment agreement. Pursuant to his employment agreement, except as provided in the following sentence, Mr. Baker is prohibited from competing with us and soliciting our customers, prospective customers or employees for a period of 12 months if we terminate him for any reason. This non-competition period does not apply if Mr. Baker is terminated without cause, resigns for good reason or is terminated because we failed to obtain the agreement of any successor to us to assume Mr. Baker’s employment agreement as required by the employment agreement.

Douglas J. Delaney. Pursuant to an employment agreement entered into in December 2008 and further amended in November 2013 and February 2016, we employ Mr. Delaney as our executive vice president of worldwide sales. Under this agreement, Mr. Delaney is entitled to an annual base salary that is subject to adjustment upon annual review by our board of directors, but in no event will we pay Mr. Delaney an annual base salary that is less than 100% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Delaney’s annual base salary has been adjusted by our board of directors and was $400,000 as of December 31, 2015. Mr. Delaney is also eligible to earn an annual target commission bonus based on target performance goals set by our compensation committee for each calendar year. Mr. Delaney’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than 12 months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change of control, or if he terminates his employment for good reason, Mr. Delaney has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months, including the cost for continuing COBRA for 18 months. He is also entitled to receive (i) his accrued but unused vacation time, (ii) the full amount of his annual target commission bonus for the calendar year of such termination or resignation, (iii) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, 110% of the annual target performance bonus paid in the calendar year of termination or resignation, and (iv) the accrued annual target performance bonus for the calendar year of such termination prorated to the date of termination. Mr. Delaney is only entitled to (i) his accrued but unused vacation time and (ii) the accrued annual target performance bonus for the calendar year of termination prorated to the date of termination if we terminate him for cause or if he resigns without good reason. On February 3, 2016, Mr. Delaney voluntarily elected to eliminate the tax gross-up provision from his existing employment agreement. Pursuant to his employment agreement, except as provided in the following sentence, Mr. Delaney is prohibited from competing with us and soliciting our customers, prospective customers or employees for a period of 12 months if we terminate him for any reason. This non-competition period does not apply if Mr. Delaney is terminated without cause, resigns for good reason or is terminated because we failed to obtain the agreement of any successor to us to assume Mr. Delaney’s employment agreement as required by the employment agreement.

In each of the employment agreements with our named executive officers, “cause” is defined as:

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acts or omissions constituting gross negligence or willful misconduct on the part of the named executive officer with respect to the named executive officer’s obligations to us or otherwise relating to our business, in each case as determined in good faith by us;

•	the named executive officer’s material breach of his employment agreement or our Executive Innovations and Proprietary Rights Agreement;

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the named executive officer’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or fiduciary duty in connection with the performance of his obligations to us;

•	the named executive officer’s willful neglect of duties as determined in the good faith by us;

•	the named executive officer’s failure to perform the essential functions of his position, with reasonable accommodation, due to a mental or physical disability; or

•	the named executive officer’s knowingly withholding material information (in his area of responsibility) from our board of directors.

In each of the employment agreements with our named executive officers, “good reason” means the occurrence, without the named executive officer’s written consent, of any of the following:

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the assignment to the named executive officer of duties inconsistent in any material respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority or responsibilities;

•	a reduction in the named executive officer’s annual base salary;

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our failure to (i) continue in effect any material compensation or benefit plan or program in which the named executive officer participates or which is applicable to the named executive officer, unless an equitable arrangement has been made with respect to such plan or program, (ii) continue the named executive officer’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the effective date of the employment agreement, or (iii) award cash bonuses to the named executive officer in amounts and in a manner substantially consistent with past practice in light of our financial performance;

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a significant change by us in the location at which the named executive officer performs his principal duties for us, or a requirement by us that the named executive officer travel on company business to a substantially greater extent than required immediately prior to the effective date of the employment agreement;

•	our failure to obtain the agreement from any successor to us to assume and agree to perform under the employment agreement;

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our failure to pay or provide to the named executive officer any portion of his compensation or benefits due under any benefit plan within seven days of the date such compensation or benefits are due; or

•	any material breach by us of the employment agreement with the named executive officer.

In each of the employment agreements with our named executive officers, “change in control” means the occurrence of any of the following:

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the acquisition by an individual, entity or group other than El.En. of beneficial ownership of any of our capital stock if, after such acquisition, the acquiring entity beneficially owns more than 50% of the then-outstanding shares of our common stock; provided, however, that for purposes of this provision, the following acquisitions shall not constitute a change in control: (i) any acquisition directly from Cynosure (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Cynosure), (ii) any acquisition by Cynosure, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any corporation controlled by us;

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at such time that the members of the board of directors (i) who were members of the board of directors on the date of the execution of the executive’s agreement or (ii) who were nominated or elected subsequent to such date by at least a majority of the directors who were members of the board of directors on the date of the execution of the executive’s agreement do not constitute a majority of the board; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the board of directors;

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the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Cynosure or a sale or other disposition of all or substantially all of the assets of Cynosure, each of which we refer to as a business combination, following which the beneficial owners of outstanding shares of our common stock prior to such business combination own less than 50% of the then outstanding shares of our common stock immediately following such business combination; or

•	approval by our stockholders of a complete liquidation or dissolution of Cynosure.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with our management. Based on this review and discussion with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015.

By the Compensation Committee of the Board of Directors of Cynosure, Inc.

Thomas H. Robinson, Chairman
Brian M. Barefoot
William O. Flannery

Compensation Committee Interlocks and Insider Participation

During 2015, the compensation committee consisted of Messrs. Robinson (Chairman), Barefoot and Flannery. Neither of Messrs. Robinson or Barefoot has ever been an officer or employee of Cynosure. From 2004 until 2013, Mr. Flannery served as corporate secretary of the company but did not exercise any power or authority as an officer. Mr. Flannery resigned as corporate secretary upon his election as a class II director at the

2013 annual meeting of stockholders. No member of the compensation committee had any relationship with us during 2015 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance under our Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2015. Our 2005 Stock Incentive Plan was adopted by our board of directors on August 8, 2005 and approved by our stockholders on December 8, 2005. Our 2005 Stock Incentive Plan was amended and restated in 2013 to, among other things, increase the number of shares reserved under the 2005 Stock Incentive Plan by 6,000,000 shares. We will grant no further awards under our 1992 Stock Option Plan or our 2004 Stock Option Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column(a))(c)(1)
Equity compensation plans approved by security holders(2)	1,971,869	$25.13	(3)	914,089
Equity compensation plans not approved by security holders	—	$—		—

Total	1,971,869	$25.13	(3)	914,089

(1)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2015, all of the shares available for grant under the Amended and Restated 2005 Stock Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards.
(2)	Consists stock options and other equity rights, such as RSUs, issuable under our 1992 Stock Option Plan, our 2004 Stock Option Plan and our Amended and Restated 2005 Stock Incentive Plan.
(3)	RSUs issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. As such, the weighted average exercise price in column (b) does not take these awards into account.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

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any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

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interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Since January 1, 2015, we have not engaged in any related person transactions.

PROPOSAL 2—APPROVAL AND ADOPTION OF OUR SECOND RESTATED CERTIFICATE OF INCORPORATION

Under our current Restated Certificate of Incorporation, which we refer to below as our certificate of incorporation, our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. We are asking stockholders to approve and adopt amendments to our certificate of incorporation to declassify our board of directors and to make the other changes described below. The board of directors believes that these changes are advisable and in the best interests of our stockholders. The board of directors, upon the recommendation of the nominating and corporate governance committee, has unanimously approved the proposed amendments and declared them to be advisable, and recommends that stockholders approve and adopt the proposed amendments.

Although our certificate of incorporation, as it is proposed to be amended and restated, is one document, we are presenting the amendments as four separate subproposals—2(a), 2(b), 2(c) and 2(d)—so that our stockholders are able to express their views on each amendment separately. Subproposals 2(a), 2(b) and 2(c) each relate to aspects of the proposed declassification of our board of directors. Subproposal 2(d) primarily relates to the removal of inoperative provisions related to our previous dual-class common stock capital structure and a former controlling stockholder. Because we consider all of the proposed revisions to our certificate of incorporation to be interrelated, the approval of each of the subproposals is conditioned on the approval of all four subproposals. Accordingly, either all of the proposed changes or none of the proposed changes will be made to our certificate of incorporation. If our stockholders approve and adopt all of the proposed amendments to our certificate of incorporation, we will file the Second Restated Certificate of Incorporation with the Delaware Secretary of State promptly following the Annual Meeting. If any one of the proposed amendments to our certificate of incorporation does not receive the requisite stockholder vote, then no changes will be made to our certificate of incorporation, and our board of directors will continue to be classified.

For each proposed amendment, the affirmative vote of at least 75% of the shares of our common stock outstanding and entitled to vote on the record date is required for approval. Our board of directors reserves the right, at any time prior to the effectiveness of the filing of the proposed Second Restated Certificate of Incorporation, to abandon the proposed amendments.

If our stockholders approve and adopt all of the proposed amendments to our certificate of incorporation, our board of directors will approve conforming changes to our bylaws.

The following description of the proposed amendments to our certificate of incorporation is a summary and is qualified by the full text of the proposed Second Restated Certificate of Incorporation, which is attached to this proxy statement as Appendix B.

Subproposal 2(a): Proposed Amendments to our Certificate of Incorporation to Declassify our Board of Directors

Certificate of Incorporation Sections Affected: Sections 3, 4, 5 and 9 of Article NINTH

Our board of directors and nominating and corporate governance committee regularly review our corporate governance policies and practices. As part of the nominating and corporate governance committee’s continuing review, it discussed the potential declassification of the board of directors and moving to annual elections of all directors.

In deciding whether to recommend that stockholders vote in favor of such management proposal, the nominating and corporate governance committee, as well as the full board of directors, considered the advantages of both a classified and declassified board structure. A classified board can promote continuity and enhance the stability of the board of directors, encourage a long-term perspective of management and reduce a company’s vulnerability to coercive takeover tactics. Having experienced directors on the board of directors is important because of the unique demands of overseeing Cynosure, including the need to understand the complexities of our business and our long-term strategy for profitable growth. The directors also considered that many investors believe that a classified board structure reduces the accountability of directors to stockholders because the directors do not face an annual election. After weighing these and other considerations, the nominating and corporate governance committee determined that moving to annual elections of directors is in the best interests of Cynosure and our stockholders and recommended to the board of directors that it support the proposal to declassify the board of directors. After deliberation, the board of directors unanimously accepted that recommendation.

If the proposed amendments to our certificate of incorporation are approved and adopted by stockholders, the declassification of our board of directors would be phased in commencing with the 2017 annual meeting of stockholders and would result in the classified board of directors being fully phased out (and all board members standing for annual elections) commencing with the 2019 annual meeting of stockholders.

The proposed amendments to our certificate of incorporation would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendments (including directors elected at this Annual Meeting). Accordingly, the three-year term for directors elected at the 2014 annual meeting of stockholders would expire as originally scheduled at the 2017 annual meeting of stockholders, the three-year term for directors elected at the 2015 annual meeting of stockholders would expire as originally scheduled at the 2018 annual meeting of stockholders, and the three-year term for directors elected at this Annual Meeting would expire at the 2019 annual meeting of stockholders. The implementation of the declassification of our board pursuant to the proposed amendments would commence at the 2017 annual meeting of stockholders. Director nominees standing for election at the 2017 annual meeting of stockholders and each annual meeting of stockholders thereafter would be elected to serve a one-year term. Beginning with the 2019 annual meeting of stockholders, all directors would stand for annual elections. The table below summarizes the proposed implementation of the declassification of our board:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2016	Three Years	2019
2017	One Year	2018
2018	One Year	2019
2019 and thereafter	Annual Election	One year later

Our board of directors recommends that stockholders vote “FOR” Subproposal 2(a).

Subproposal 2(b): Proposed Amendments to our Certificate of Incorporation to Provide for Director Removal With or Without Cause by a Majority Vote Following Declassification of our Board of Directors

Certificate of Incorporation Section Affected: Section 8 of Article NINTH

Delaware corporate law provides that members of a classified board of directors may be removed only for cause, unless otherwise provided in the certificate of incorporation. Our certificate of incorporation currently provides that our directors can be removed only for cause by the affirmative vote of at least 75% of the shares of our common stock entitled to vote.

If the proposed amendments are approved and adopted by stockholders, our certificate of incorporation would be amended to provide that, effective immediately after the 2019 annual meeting of stockholders, when our board of directors is no longer classified, directors may be removed with or without cause by the affirmative vote of a majority of our common stock entitled to vote, as set forth in Appendix B. Even if the amendments are approved and adopted, directors would continue to be removable only for cause until our 2019 annual meeting of stockholders, at which point our board of directors will no longer be classified.

Our board of directors recommends that stockholders vote “FOR” Subproposal 2(b).

Subproposal 2(c): Proposed Amendments to our Certificate of Incorporation to Eliminate the Supermajority Voting Requirement for Amending or Repealing Article NINTH of our Certificate of Incorporation

Certificate of Incorporation Section Affected: Section 11 of Article NINTH

Our certificate of incorporation currently provides that the affirmative vote of 75% of the shares of our common stock outstanding and entitled to vote is required to amend or repeal, or to adopt any provision inconsistent with, Article NINTH of our certificate of incorporation. The proposed amendment would eliminate this supermajority voting requirement.

The current supermajority provision in Article NINTH was originally adopted to preserve the classified structure of our board of directors and is, in the board of directors’ view, no longer necessary if the board of directors is declassified.

If the proposed amendment is approved and adopted by stockholders, the relevant voting requirement to amend or repeal Article NINTH of our certificate of incorporation in the future would be the vote required by law, which currently is a majority of the outstanding stock entitled to vote thereon.

Our board of directors recommends that stockholders vote “FOR” Subproposal 2(c).

Subproposal 2(d): Proposed Amendments to our Certificate of Incorporation to Remove Inoperative Provisions Related to Our Previous Dual-Class Common Stock Capital Structure and a Former Controlling Stockholder

Certificate of Incorporation Sections Affected: Article FOURTH, Article SIXTH, Sections 2, 3, 4, 5, 8 and 9 of Article NINTH, Article TENTH and Article TWELFTH (and other sections referred to below)

Our certificate of incorporation currently provides for a dual-class common stock capital structure that was originally implemented to allow El.En., S.p.A., a former controlling stockholder of ours, to control the election of a majority of the members of our board of directors. In connection with the closing of our November 2012 follow-on public offering, all of our outstanding shares of class B common stock converted on a one-for-one basis into shares of class A common stock. As a result, there are no longer any shares of our class B common stock issued or outstanding, and we may not issue shares of class B common stock in the future. Further, as of March 2014, El.En. ceased to own more than 5% of our outstanding class A common stock. For these reasons, the provisions in our certificate of incorporation related to class B common stock and El.En. are no longer operative and, in our board of directors’ view, it is no longer necessary to maintain these inoperative provisions.

If the proposed amendments are approved and adopted by stockholders, the inoperative provisions related to our previous dual-class common stock capital structure and a former controlling stockholder will be removed, as set forth in Appendix B. As a result of the elimination of the 8,500,000 previously authorized shares of class B common stock, our total number of shares authorized will be reduced from 75,000,000 to 66,500,000. The amendment does not affect any change to the number of authorized shares of class A common stock or preferred stock.

Approval of this Subproposal 2(d) will also constitute stockholder approval of non-substantive amendments to Article SECOND of our certificate of amendment to update the address of our registered office in the State of Delaware, to Article THIRD of our certificate of amendment to update the reference to the General Corporation Law of the State of Delaware, and to Sections 5 and 12 of Article EIGHTH of our certificate of incorporation to add gender neutral terms, as set forth in Appendix B.

Our board of directors recommends that stockholders vote “FOR” Subproposal 2(d).

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation” above, who we refer to as our “named executive officers,” as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly referred to as “say-on-pay.” Our board has adopted a policy of providing annual stockholder advisory votes on executive compensation.

Stockholders holding slightly more than 50% of votes cast approved our executive compensation program at our 2015 annual meeting of stockholders. That say on pay vote result followed a significant stockholder outreach effort that we conducted in late 2014 and early 2015 after our 47.2% say on pay vote result in 2014. We understand that our stockholders were not satisfied with our 2014 and 2015 efforts, which resulted in a low 2015 say on pay vote result. Accordingly, and as we had committed to stockholders in early 2015, promptly following our 2015 annual meeting of stockholders, our board of directors, compensation committee and nominating and corporate governance committee continued to review our corporate governance and executive compensation programs. In the fall of 2015, we continued our stockholder outreach effort to our largest 35 institutional investors representing approximately 80% of our total outstanding shares. As a part of this effort, our lead director and compensation and nominating and corporate governance committee chairpersons, along with our general counsel, spoke with seven institutional investors, representing approximately 38% of our outstanding shares.

We found these discussions extremely informative and valuable, and we are very appreciative of the time that our investors took to speak with us.

Following these discussions, and based upon a thorough review of our corporate governance and executive compensation practices, we have redesigned our executive compensation program and have implemented a number of additional changes to our corporate governance practices to help address stockholder concerns and more closely align our corporate governance and executive compensation practices with best practices. The principal changes to our corporate governance and executive compensation practices that we have adopted since our 2015 annual meeting of stockholders are discussed on page 27 and summarized below:

•	We replaced our discretionary cash bonus program with a non-equity incentive plan with awards payable based on the achievement of pre-determined performance goals;

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We redesigned our long-term equity incentive compensation program for executive officers so that long-term equity incentive awards will be a combination of time-vested restricted stock unit awards and performance-based stock unit awards;

•	We have committed to formally benchmarking CEO total compensation at the 50th percentile;

•	We eliminated tax “gross-ups”;

•	We adopted stock ownership guidelines for executive officers and directors;

•	We implemented a majority voting standard for the election of directors; and

•	We approved amendments to our certificate of incorporation, subject to and effective upon stockholder approval at the Annual Meeting, to, among other things, declassify our board.

In addition to the changes summarized above, we are maintaining our existing executive compensation practices that represent strong corporate governance, including the following:

•	We have a compensation committee composed solely of independent directors;

•	We do not provide extensive perquisites to our executives;

•	We do not provide guaranteed base salary increases for executive officers;

•	We have an equity award grant date and pricing practice;

•	We do not change performance targets mid-year, even in challenging years;

•	We do not provide pension, retirement or death benefits for executives;

•	We have prohibited stock option exchanges and repricings without stockholder approval; and

•	We hold an annual stockholder advisory vote on executive compensation.

Our board continues to explore ways in which our corporate governance and executive compensation practices can be improved, and we look forward to continued engagement with our stockholders on these and other matters.

We believe that the changes summarized above, together with our existing corporate governance and executive compensation practices, have addressed the concerns of many of our stockholders and have resulted in a compensation program deserving of stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement, including the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Our executive compensation programs are designed to attract, motivate, and retain high quality executives, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short- and long-term financial and strategic goals and for driving corporate financial performance and stability.

The “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 24, and the “Executive Compensation” section of this proxy statement, beginning on page 41, describe in detail our executive compensation programs and the decisions made by the compensation committee with respect to 2015.

Our board of directors is asking stockholders to approve an advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or the board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or the board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or the board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal 3.

PROPOSAL 4—RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. Although stockholder approval of the audit committee’s selection of Ernst & Young is not required by law, we believe that it is important to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our audit committee will reconsider the selection. We expect that a representative of Ernst & Young LLP, which served as our independent registered public accounting firm for the year ended December 31, 2015, will be present at the Annual Meeting to respond to appropriate questions and make a statement if he or she wishes.

Our board of directors recommends a vote “FOR” the ratification of the selection of our independent registered public accounting firm.

Ernst & Young LLP billed to us a total of $1,572,863 for professional services rendered for the year ended December 31, 2015 and $1,536,346 for professional services rendered for the year ended December 31, 2014. The following table provides information about these fees.

Fee Category	Fiscal 2015	Fiscal 2014
Audit Fees	$1,389,618	$1,102,851
Audit-Related Fees	$—	$98,000
Tax Fees	$181,250	$333,500
All Other Fees	$1,995	$1,995

Total Fees	$1,572,863	$1,536,346

Audit Fees. Audit fees consisted of fees for the audit of our annual financial statements, including the integrated audit of internal control over financial reporting, the review of the interim financial statements, the review of financial information included in our filings with the SEC and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consisted of fees for assurance and related services including due diligence in connection with mergers and acquisitions, accounting consultations, audits in connection with mergers and acquisitions and the review of our financial statements which are not reported under “Audit Fees.”

Tax Fees. Tax fees consisted of fees for tax advice and tax compliance. Tax advice services relate to tax-related fees in connection with mergers and acquisitions. Tax compliance services relate to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services.

All Other Fees. Other fees for 2015 and 2014 consisted of fees for using the online accounting research tools of Ernst & Young LLP.

The audit committee of our board of directors believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. The audit committee’s charter, which you can find in the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Ernst & Young LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.

Pre-Approval of Audit and Non-Audit Services

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to its chairman the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of our audit committee pursuant to this delegated authority is reported to our audit committee at its next regularly scheduled meeting.

All services provided to us by Ernst & Young LLP in 2015 and 2014 were approved in accordance with these policies.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to the 2017 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices no later than December 2, 2016, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 11, 2016, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2017 annual meeting of stockholders but not included in the proxy statement by February 10, 2017, but not before January 11, 2017, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2017 annual meeting of stockholders is scheduled to be held on a date before April 21, 2017 or after July 10, 2017, which are dates 20 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2017 annual meeting of stockholders. In certain cases, notice may be delivered later if the number of directors to be elected to the board of directors is increased.

Each stockholder’s notice for a proposal must be timely given to our corporate secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our bylaws, as determined by us. To be proper, the notice must be in writing and contain all of the information required by our bylaws (e.g., the information that would be required to be included in our proxy statement for the meeting if such person was nominated by our board) and, for director nominations, include the written consent of the nominee to serve if elected.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as banks, brokers and other nominees to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some banks, brokers and other nominees household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your bank, broker or other nominee or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time, and we will promptly deliver, a separate copy of our annual report or proxy statement by sending a written request to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations or by contacting us at (978) 256-4200.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations or by contacting us at (978) 256-4200. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations or by contacting us at (978)  256-4200.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournment of the Annual Meeting, the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Appendix A

Use of Non-GAAP Financial Measures

To supplement certain financial measures presented in this proxy statement in accordance with U.S. generally accepted accounting principles, or GAAP, we also present the following non-GAAP financial measures: non-GAAP gross profit percentage, non-GAAP income from operations as a percentage of revenue and non-GAAP earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this proxy statement exclude costs associated with the acquisitions and amortization of intangible assets acquired, as well as unrealized foreign exchange losses for the year ended December 31, 2015. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

We believe that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs, amortization and foreign exchange costs that may not be indicative of our core business operating results. We believe that both management and investors benefit from referring to the non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and our competitors’ operating results. We believe that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures

(Dollars in thousands, except per share data)

Twelve Months Ended December 31, 2015
Gross profit	$193,534

Non-GAAP adjustments to gross profit:
Costs associated with acquisitions and amortization	6,215

Total Non-GAAP adjustments to gross profit	6,215

Non-GAAP Gross profit dollars	$199,749

Non-GAAP Gross profit percentage	58.8%
Income from operations	$26,321

Non-GAAP adjustments to income from operations:
Costs associated with acquisitions and amortization	9,962

Total Non-GAAP adjustments to income from operations	9,962

Non-GAAP Income from operations	$36,283

Net income	$15,807

Non-GAAP adjustments to net income:
Costs associated with acquisitions and amortization	9,962
Unrealized foreign exchange loss	1,770
Income tax effect of non-GAAP adjustments	(3,087)

Total Non-GAAP adjustments to net income	8,645

Non-GAAP net income	$24,452

Twelve Months Ended December 31, 2015
Diluted net income per share	$0.70

Costs associated with acquisitions and amortization	0.44
Unrealized foreign exchange loss	0.08
Income tax effect of Non-GAAP adjustments	(0.14)

Total Non-GAAP adjustments to net income	0.38

Non-GAAP diluted net income per share	$1.08

Weighted average shares used to compute
GAAP diluted net income per share	22,658

Weighted average shares used to compute
Non-GAAP diluted net income per share	22,658

Appendix B

The following is marked to show the proposed amendments described in Subproposals 2(a), 2(b), 2(c) and 2(d) compared to our current Restated Certificate of Incorporation. The text indicated by underline will be added, and the text indicated by strike-through will be deleted.

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

CYNOSURE, INC.

(originally incorporated on July 10, 1991 under the name Cynosure, Inc.)

FIRST:         The name of the Corporation is Cynosure, Inc.

SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 North Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:       The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law of Delaware”).

FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~75,000,000~~66,500,000 shares, consisting of (i) 61,500,000 shares of Class A Common Stock, par value $0.001 per share (“~~Class A Common Stock”), (ii) 8,500,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “~~Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

~~Immediately upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), and without further action by the Corporation or any other person, each share of common stock, par value $0.001 per share, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be and hereby is automatically reclassified as and converted into one fully paid and nonassessable share of Class B Common Stock, and upon such filing all rights of the holders of shares of such common stock so converted shall cease, certificates formerly representing shares of such common stock will thereafter be deemed to represent a like number of shares of Class B Common Stock and the person or persons in whose name or names the certificate or certificates representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of shares of Class B Common Stock.~~

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1.         General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.         Voting.

(a)       ~~1. General.~~ Except as otherwise set forth below in this Restated Certificate of Incorporation (which, as used herein, shall mean the Second Restated Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any Preferred Stock Designation (as defined herein))~~, the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.~~

~~2.~~ or ~~Voting.~~

~~(a) Except as otherwise set forth below in this Restated Certificate of Incorporation or~~ as otherwise required by law, the holders of Common Stock shall vote ~~together, and~~ with the holders of shares of any other class or series of stock entitled to vote with the holders of Common Stock, as a single class, on all matters upon which such holders of Common Stock are entitled to vote under law or under this Restated Certificate of Incorporation. The holders of ~~Class A Common Stock and the holders of Class B~~ Common Stock shall be entitled to one vote for each share of ~~Class A Common Stock and one vote for each share of Class B~~ Common Stock held by such stockholders~~. Except as otherwise required by law or Article FOURTH, Section A.2(d) below, the holders of Class A Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation that alters or changes only the powers, preferences, rights or other terms or number of shares of the Class B Common Stock~~. Except as otherwise required by law, the holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation that alters or changes only the powers, preferences, rights or other terms of one or more series of Preferred Stock outstanding if the holders of such series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation or the General Corporation Law of Delaware. There shall be no cumulative voting.

(b)	The number of authorized shares of ~~Class A~~ Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

~~(c) In addition to any other vote required by law or by this Restated Certificate of Incorporation, until the first to occur of (i) the first date that El.En. beneficially owns (as defined herein) less than 20% of the aggregate number of shares of Class A Common Stock and Class B Common stock outstanding, (ii) the first date that El.En. beneficially owns less than 50% of the number of shares of Class B Common Stock outstanding, or (iii) the date that all outstanding shares of Class B Common Stock are converted into shares of Class A Common Stock in accordance with Article FOURTH, Section A.5(c) of this Restated Certificate of Incorporation (such earliest date referred to as the “Operative Date” for purposes of this Restated Certificate of Incorporation), the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to authorize the Corporation to alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case whether directly or indirectly, or by amendment, merger, consolidation or otherwise, Article FOURTH (other than an increase or decrease of the number of authorized shares of Class A Common Stock, which shall require only the authorization set forth in Section A.2(b) above) or Article NINTH of this Restated Certificate of Incorporation.~~

~~(d) In addition to any other vote required by law or by this Restated Certificate of Incorporation, until the Operative Date, the prior affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock which are not beneficially owned by any person or entity that beneficially owns 50% or more of the shares of Class B Common Stock outstanding, voting~~

~~separately as a class, shall be required to authorize the Corporation to alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case whether directly or indirectly, by amendment, merger, consolidation or otherwise, the powers, preferences, rights or other terms of the Class A Common Stock or the Class B Common Stock in a manner that affects the Class A Common Stock adversely but does not similarly so affect the Class B Common Stock or that affects the Class A Common Stock differently than the effect on the Class B Common Stock.~~

3.         Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of ~~Class A Common Stock and the holders of Class B~~ Common Stock shall be entitled to ~~share equally, on a per share basis, in~~ such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor. ~~In furtherance of the preceding sentence, in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock and the holders of Class B Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be (except as provided in the next sentence). In no event shall the Corporation declare or pay dividends in the form of shares of Class B Common Stock except for the issuance of shares of Class B Common Stock in connection with a stock split or subdivision in accordance with Section A.7 of this Article FOURTH.~~

4.         Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, the holders of ~~Class A Common Stock and the holders of Class B~~ Common Stock will be entitled to receive~~, equally, on a per share basis,~~ all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

~~5. Conversion.~~

~~(a) As used in this Restated Certificate of Incorporation, the following terms shall have the following meanings:~~

~~i.~~	~~“Class B Stockholder” shall mean a registered holder of shares of Class B Common Stock at the Effective Time.~~

~~ii.~~	~~“El.En.” shall mean El.En. S.p.A., a corporation organized under the laws of Italy, and all successors to El.En. S.p.A. by way of merger, consolidation or similar business combination or sale of all or substantially all of its assets.~~

~~iii.~~	~~“Transfer” shall mean any sale, assignment, transfer, lease, pledge, conveyance, hypothecation or other transfer or disposition of a share of Class B Common Stock, whether or not for value and whether voluntary or involuntary.~~

~~iv.~~	~~All references to “beneficial ownership,” “beneficially owns” and “beneficially owned” shall be construed as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934, as amended.~~

~~(b) Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time.~~

~~(c) All shares of Class B Common Stock shall automatically, without any further action, convert into fully paid and nonassessable shares of Class A Common Stock on a one for one basis upon the affirmative vote at a duly noticed stockholders meeting (or a duly executed written consent) of the holders of a majority of the shares of Class B Common Stock then outstanding in favor of the conversion of all of the shares of Class B Common Stock into shares of Class A Common Stock.~~

~~(d) Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the Transfer by a holder of such share of Class B Common Stock, other than a Transfer to:~~

~~i.~~	~~a pledgee of such holder of shares of Class B Common Stock pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee that does not grant to the pledgee the power to vote or direct the vote of the such shares or the power to dispose or direct the disposition of such shares and that does not transfer ownership of such shares; provided, however, that such shares shall remain subject to this Section A.5 of Article FOURTH and, in the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock shall automatically, without any further action, convert into shares of Class A Common Stock on a one for one basis; or~~

~~ii.~~	~~a nominee of such holder of shares of Class B Common Stock (without any change in beneficial ownership).~~

~~(e) Each share of Class B Common Stock (i) held of record by a Class B Stockholder who is a natural person, (ii) held by a pledgee of such Class B Stockholder, or (iii) held by a nominee of such Class B Stockholder, shall in each case automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such Class B Stockholder.~~

~~(f) In the event of an automatic conversion of any shares of Class B Common Stock into shares of Class A Common Stock (A) pursuant to clause (d) above, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred, and (B) pursuant to this Section A.5, all rights of the holder of shares of Class B Common Stock arising from such holder’s ownership of such shares of Class B Common Stock so converted shall cease, certificates formerly representing shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of shares of Class A Common Stock.~~

~~(g) On the first to occur of (i) the first date that El.En. beneficially owns less than 20% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding or (ii) the first date that El.En. beneficially owns less than 50% of the number of shares of Class B Common Stock outstanding, all shares of Class B Common Stock (including all shares of Class B Common Stock not owned by El.En.) shall automatically, without any further action, convert into fully paid and nonassessable shares of Class A Common Stock on a one for one basis.~~

~~(h) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the shares of Class B Common Stock into shares of Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of separate stock certificates with respect thereto, as it may deem necessary or advisable (so long as such policies and procedures do not diminish the rights of the holders of Class B Common Stock hereunder), and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock, to determine whether a Transfer of shares of Class B Common Stock will result in a conversion to shares of Class A Common Stock, and to otherwise confirm that a conversion to shares of Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer of shares of Class B Common Stock results in a conversion to shares of Class A Common Stock shall be conclusive.~~

~~(i) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.~~

~~(j) If any shares of Class B Common Stock shall be converted pursuant to this Section A.5 or are otherwise acquired by the Corporation, the shares so converted or acquired shall be retired and such shares of Class B Common Stock shall not be reissued.~~

~~6. Mergers, Consolidation or Other Combination Transactions. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash or any other property, then, and in such event, the shares of Class A Common Stock and Class B Common Stock shall be entitled to be exchanged for or converted into the same kind and amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or converted. Notwithstanding the foregoing provisions of this Section A.6, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the Corporation may enter into any consolidation, merger, combination or other transaction providing for an exchange or conversion that differs from the terms of this Section A.6 if such consolidation, merger, combination or other transaction is approved by the affirmative votes of a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock outstanding, each voting as a separate class.~~

~~7. Splits, Subdivisions or Combinations. If the Corporation in any manner splits, subdivides or combines the shares of Class A Common Stock or Class B Common Stock outstanding, the shares of the other such class of Common Stock outstanding shall be proportionately split, subdivided or combined in the same manner and on the same basis as the shares of the other class of Common Stock outstanding that have been split, subdivided or combined. Notwithstanding the foregoing provisions of this Section A.7, but in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Restated Certificate of Incorporation, the Corporation may effect any split, subdivision or combination of the shares of Class A Common Stock or Class B Common Stock outstanding that differs from the terms of this Section A.7 if such split, subdivision or combination is approved by the affirmative votes of a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock outstanding, each voting as a separate class.~~

~~8. Restrictions on Issuance. From and after the Effective Time, the Corporation shall not issue or sell, by reclassification or otherwise, any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible or exercisable into shares of Class B Common Stock to any person unless such issuance or sale is approved by the affirmative vote of the holders of a majority of the shares of Class B Common Stock outstanding; provided, however, that notwithstanding the foregoing, but subject to Section A.7 of this Article FOURTH, the Corporation may issue shares of Class B Common Stock pursuant to any stock splits, subdivisions or combinations with respect to the Class B Common Stock without such vote of the holders of Class B Common Stock.~~

B.    PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Subject to any limitations prescribed by law or this Restated Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate referred to herein as a “Preferred Stock Designation ~~“~~”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of the Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH:        Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that notwithstanding any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock of this Corporation required by law, this Restated Certificate of Incorporation may include any provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof, or of any other securities having voting power, or a larger number of the directors, than is required by the General Corporation Law of Delaware, and such provision requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

SIXTH:       In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-laws. The affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s By-laws. The Corporation’s By-laws also may be adopted, amended, altered or repealed by the affirmative vote of ~~(a)~~ the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, ~~and (b) until the Operative Date, the holders of at least a majority of the voting power of the Class B Common Stock then outstanding, voting as a separate class,~~ in addition to any other vote required by this Restated Certificate of Incorporation. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the ~~Bylaws~~By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of (a) the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single ~~class, and (b) until the Operative Date, the holders of at least a majority of the voting power of the Class B Common Stock then outstanding, voting as a separate~~ class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

SEVENTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

EIGHTH:    The Corporation shall provide indemnification as follows:

1.         Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees), liability, loss, judgments, fines, ERISA taxes or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.         Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.         Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

4.         Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.         Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that if the General Corporation Law of Delaware requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.         Procedure for Indemnification and Advancement. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.         Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Corporation to recover an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of Delaware.

8.         Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9.         Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.       Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11.       Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12.       Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

13.       Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.       Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH:       This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.         General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.         Number of Directors. Subject to ~~Section 5(b) of this Article NINTH and to the~~the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be established exclusively by the Board of Directors, and no decrease in the number of authorized directors shall shorten the term of any incumbent director. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

3.         Election of Directors. With respect to the election of directors, ~~the right to elect persons to the Board of Directors shall be allocated as follows:~~

~~(a) Until the Operative Date, the holders of Class B Common Stock, voting or acting separately as a class, shall be entitled to elect the smallest number of directors which shall constitute a majority of the authorized number of directors of the Corporation (the “Class B Directors” and each, individually, a~~

~~“Class B Director”); and, other than those directors who may be elected by the holders of any series of Preferred Stock under specified circumstances, the holders of the Class A Common Stock, Class B Common Stock and any Preferred Stock entitled to vote thereon, voting together as a single class, shall be entitled to elect the remaining members of the Board of Directors (such remaining members, the “Classified Directors” and each, individually, a “Classified Director”).~~

~~(b) Beginning on the Operative Date,~~ subject to the rights of the holders of any series of Preferred Stock, the holders of ~~Class A~~ Common Stock shall be entitled to elect all of the directors of the Corporation ~~and each director shall be a “Classified Director.”~~.

~~(c) Concurrently with any conversion of all of the outstanding shares of Class B Common Stock into shares of Class A Common Stock in accordance with Article FOURTH, Sections A.5(c) or A.5(g) of this Restated Certificate of Incorporation, the former holders of Class B Common Stock so converted shall cease to have the right to vote as a single class to elect any directors of the Corporation, but instead shall only have rights to elect directors that are the same as that of other holders of Class A Common Stock.~~

4.         Classes of Directors. ~~The Classified Directors shall be and are divided into three classes: Class I, Class II and Class III.~~ Until the election of directors at the annual meeting scheduled to be held in 2019, the Board of Directors shall be and is divided into classes with directors in each class having the term of office specified in Section 5 of this Article NINTH. Commencing with the election of directors at the annual meeting of stockholders scheduled to be held in 2019, the classification of the Board of Directors shall cease, and directors shall thereupon be elected for a term expiring at the next annual meeting of stockholders.

5.         Terms of Office.

~~(a)~~ Except as otherwise set forth in this Restated Certificate of Incorporation, each ~~Class B Director~~director shall serve for a term ending ~~on~~at the ~~date of the first annual meeting following the annual meeting at which such director was elected. Each Classified Director shall serve for a term ending on the date of~~election of directors at the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, that each ~~Classified Director~~director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2006; each ~~Classified Director~~director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2007; and each ~~Classified Director~~director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2008. Notwithstanding the foregoing, ~~but subject to Section 5(b) of this Article NINTH, the term of each Class B Director and each Classified Director~~ commencing with the election of directors at the annual meeting of stockholders scheduled to be held in 2017, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting of stockholders scheduled to be held in 2018; for the election of directors at the annual meeting of stockholders scheduled to be held in 2018, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting of stockholders scheduled to be held in 2019; and for the election of directors at the annual meeting of stockholders scheduled to be held in 2019 and for the election of directors at each annual meeting of stockholders thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting of stockholders. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

~~(b) Notwithstanding any other provision of this Restated Certificate of Incorporation, on the Operative Date the term of each Class B Director shall end and the number of authorized directors serving on the Board of Directors shall be reduced by the number of such Class B Directors. Notwithstanding the foregoing, the Board of Directors shall retain full authority provided by Section 2 of this Article NINTH to increase the number of authorized directors following the reduction of authorized directors provided for in the previous sentence of this Section 5(b) of Article NINTH.~~

6.         Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed in accordance with Section 2 of this Article NINTH shall constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

7.         Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Restated Certificate of Incorporation.

8.         Removal. Subject to the rights of the holders of any series of Preferred Stock, until the election of directors at the annual meeting of stockholders scheduled to be held in 2019, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast in the election of directors~~; provided, however, that the Class B Directors~~ . Thereafter, any director of the Corporation may be removed ~~at any time~~, with or without cause, by the affirmative vote of the holders of ~~at least~~ a majority of the ~~voting power of the Class B Common Stock then outstanding~~total number of votes entitled to be cast in the election of directors.

9.         Newly Created Directorships and Vacancies.

~~(a) Class B Directors. Until the Operative Date, unless otherwise required by law or by resolution adopted by the affirmative vote of a majority of the Class B Directors then in office, any vacancy among the Class B Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by a vote of a majority of the Class B Directors then in office, although less than a quorum or, if there are none, by a vote or action of the holders of Class B Common Stock, voting as a separate class.~~

~~(b) Classified Directors. Unless~~ Subject to the rights of holders of any series of Preferred Stock and unless otherwise required by law or by resolution adopted by the affirmative vote of a majority of the ~~Classified Directors~~directors then in office, any vacancy ~~among the Classified Directors, however occurring, including a vacancy resulting from an enlargement of~~on the Board of Directors, however occurring, or any newly created directorship resulting from an increase in the authorized number of directors, shall be filled only by a vote of a majority of the ~~Classified Directors~~directors then in office, although less than a quorum or, if there are none, by a vote of the holders of the capital stock entitled to vote in the election of such ~~Classified Directors~~directors, voting together as a single class~~, and directors so chosen shall serve for a term expiring~~ . A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and, until the election of directors at the annual meeting of stockholders ~~at which the term of office of the class to which they have been chosen expires or until such director’s successor~~ scheduled to be held in 2019, a director chosen to fill a newly created directorship resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been ~~duly elected and qualified~~chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

10.       Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

~~11. Amendments to Article. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of (a) the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, and (b) until the Operative Date, the holders of at least a majority of the voting power of the~~

~~Class B Common Stock then outstanding, voting as a separate class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.~~

TENTH:     ~~Except for actions taken by written consent by the holders of Class B Common Stock consenting separately as a class, stockholders~~Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of ~~(a)~~ the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single ~~class, and (b) until the Operative Date, the holders of at least a majority of the voting power of the Class B Common Stock then outstanding, voting as a separate~~ class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

ELEVENTH:     Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

~~TWELFTH:~~

~~1. Certain Acknowledgments. In recognition and anticipation of the facts that (i) the directors, officers and/or employees of El.En. Affiliated Companies may serve as directors of the Corporation, (ii) El.En. Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which Corporation Affiliated Companies, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Corporation Affiliated Companies, directly or indirectly, may engage, and (iii) Corporation Affiliated Companies may engage in material business transactions with El.En. Affiliated Companies and that the Corporation is expected to benefit therefrom, the provisions of this Article TWELFTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve El.En., El.En.’s officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.~~

~~2. Competition and Corporate Opportunities. Except as may be otherwise provided in a written agreement between the Corporation and El.En., El.En. Affiliated Companies shall have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Corporation Affiliated Companies. Except with respect to an Express Opportunity, as defined in Article TWELFTH, Section 3 below, the Corporation renounces any interest or expectancy of Corporation Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both El.En. Affiliated Companies and Corporation Affiliated Companies, and therefore El.En. shall have no duty to communicate or offer such corporate opportunity to the Corporation or any Corporation Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that El.En. Affiliated Company pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.~~

~~3. Allocation of Corporate Opportunities. Except as provided elsewhere in this Section 3, the Corporation hereby renounces any interest or expectancy of Corporation Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both Corporation Affiliated Companies, on the one hand, and El.En. Affiliated Companies, on the other hand, about which a director of the Corporation who is also a director or officer of an El.En. Affiliated Company acquires knowledge. Notwithstanding the immediately preceding sentence, the Corporation does not renounce any interest or expectancy of Corporation Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both Corporation Affiliated Companies, on the one hand, and El.En. Affiliated Companies, on the other hand, and about which a director of the Corporation who is also a director or officer of an El.En. Affiliated Company acquires knowledge, if such opportunity is expressly offered to such person in writing solely in, and as a direct result of, his or her capacity as a director of the Corporation (an “Express Opportunity”).~~

~~4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article TWELFTH, the Corporation renounces any interest or expectancy of Corporation Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of business of the Corporation Affiliated Companies or is of no practical advantage to them or that is one in which Corporation Affiliated Companies have no interest or reasonable expectancy.~~

~~5. Certain Definitions. For purposes of this Article TWELFTH:~~

~~“Corporation Affiliated Companies” shall mean the Corporation and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations and other entities in which the Corporation (1) beneficially owns, either directly or indirectly, more then 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, of such entity, or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity.~~

~~“El.En. Affiliated Companies” shall mean El.En. and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations and other entities in which El.En. (1) beneficially owns, either directly or indirectly, more then 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, of such entity, or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity, but shall not include the Corporation or any Corporation Affiliated Company.~~

~~6. Termination. The provisions of this Article TWELFTH shall terminate, expire and have no further force or effect after the Operative Date; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any transaction or agreement between a Corporation Affiliated Company thereof and an El.En. Affiliated Company that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time.~~

~~7. Amendment of this Article. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of (a) the holders of at least a majority of the combined voting power of the Class A Common Stock and Class B Common Stock then outstanding, voting together as a single class, and (b) until the Operative Date, the holders of at least a majority of the voting power of the Class B Common Stock then outstanding, voting as a separate class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TWELFTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise. No amendment or addition to~~

~~or alteration or repeal of this Article TWELFTH shall eliminate or impair the effect of this Article TWELFTH with respect to any transaction or agreement between a Corporation Affiliated Company and an El.En. Affiliated Company that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time.~~

~~8. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article TWELFTH.~~

~~9. Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Article TWELFTH shall not affect the other provisions or parts hereof, and this Article TWELFTH shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.~~

IN WITNESS WHEREOF, this Second Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation (as heretofore amended and restated) in its entirety, and which has been duly adopted in accordance with Sections ~~228,~~ 242 and 245 of the ~~Delaware~~ General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this ~~8th~~            day of ~~December, 2005~~            , 2016.

CYNOSURE, INC.

By:	~~/s/ Timothy W. Baker~~
Name: ~~Timothy W. Baker~~
Title: ~~Chief Financial Officer~~

ANNUAL MEETING OF STOCKHOLDERS OF

CYNOSURE, INC.

May 11, 2016

CLASS A COMMON STOCK

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/14460/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

¢ 00003333333300000100 2	051116

CYNOSURE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO DIRECTOR NOMINEES, AND A VOTE “FOR” PROPOSALS 2 (INCLUDING SUBPROPOSALS 2(A) THROUGH 2(D)), 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS ABOVE. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE TWO DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 (INCLUDING SUBPROPOSALS 2(A) THROUGH 2(D)), 3 AND 4. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.		1.	To elect the following nominees for class II classified director to serve for the next three years:
					FOR	AGAINST	ABSTAIN
			Marina Hatsopoulos		☐	☐	☐
			William O. Flannery		☐	☐	☐
		2.	To approve and adopt Cynosure’s Second Restated Certificate of Incorporation;
			2(a)	To approve amendments to Cynosure’s Certificate of Incorporation to declassify Cynosure’s Board of Directors;	☐	☐	☐
			2(b)	To approve amendments to Cynosure’s Certificate of Incorporation to provide for director removal with or without cause by a majority vote following declassification of Cynosure’s Board of Directors;	☐	☐	☐
			2(c)	To approve amendments to Cynosure’s Certificate of Incorporation to eliminate the supermajority voting requirement for amending or repealing Article NINTH of Cynosure’s Certificate of Incorporation;	☐	☐	☐
2(d)

To approve amendments to Cynosure’s Certificate of Incorporation to remove inoperative provisions related to Cynosure’s previous dual-class common stock capital structure and a former controlling stockholder.

					☐	☐	☐
		3.	To approve, on an advisory basis, the compensation of the named executive officers.		☐	☐	☐

		4.	To ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2016.		☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting. If this proxy is properly executed, the proxy holders will vote your shares as you direct above. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

Mark box at right if you plan to attend the Annual Meeting   ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢			¢

1 ¢

CYNOSURE, INC.

CLASS A COMMON STOCK PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing on the reverse side, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the board of directors’ proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Michael R. Davin, Timothy W. Baker and Peter C. Anastos, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of CYNOSURE, INC. to be held on Wednesday, May 11, 2016 at 11:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournment of the meeting, and (2) vote all shares of Cynosure stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Cynosure, with all the powers you would possess if you were personally present. The approval of each of Subproposals 2(a) through 2(d) is conditioned on the approval of all four subproposals.

(Continued and to be signed on the reverse side.)

COMMENTS:

¢ 1.1	14475 ¢